PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS
by and among
THE SELLING PARTIES IDENTIFIED ON EXHIBIT A HERETO,
WELLINGTON HEALTHCARE SERVICES, L.P.
and
G&E HC REIT II SOUTHEASTERN SNF PORTFOLIO, LLC

Dated as of September 29, 2011

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF PROPERTY
1.01 1.02	Purchase and Sale Property	1 3
ARTICLE 2 2.01 2.02 2.03	PURCHASE PRICE AND DEPOSIT Purchase Price Loan Assumptions Deposit	4 4 5
ARTICLE 3 3.01 3.02 3.03 3.04	TITLE AND SURVEY; ZONING Title, Surveys and Zoning Title, Survey and Zoning Objections Failure to Cure Title Objections Access and Seller Participation	5 5 7 7
ARTICLE 4	NONDISCLOSURE AGREEMENT; PROPERTY INFORMATION; DUE DILIGENCE PERIOD TERMINATION
4.01 4.02 4.03	Nondisclosure Agreement Property Information Due Diligence Period Termination	8 8 9
ARTICLE 5 5.01 5.02 5.03	REPRESENTATIONS AND WARRANTIES Representations and Warranties of Sellers Subsequent Knowledge; Updated Disclosure; Affiliated Parties Representations and Warranties of Purchaser	9 15 15
ARTICLE 6 6.01 6.02	COVENANTS OF SELLERS AND PURCHASER Covenants of Sellers Covenants of Purchaser	17 19
ARTICLE 7 7.01 7.02 7.03	CONDITIONS PRECEDENT TO CLOSING Conditions Precedent to Purchaser’s Obligation to Close Conditions Precedent to Seller’s Obligation to Close Failure of a Condition	20 22 23
ARTICLE 8 8.01 8.02 8.03 8.04 8.05 8.06	CLOSING; ESCROW CLOSE Closing and Closing Date Obligations of Sellers Obligations of Purchaser Costs and Adjustments at Closing Escrow Close Reporting Person	24 24 26 27 29 29
ARTICLE 9 9.01 9.02 9.03	RISK OF LOSS; DAMAGE; CONDEMNATION Risk of Loss Notice of Casualty or Taking Damage	29 29 29
ARTICLE 10 10.01 10.02	REMEDIES Seller Default Purchaser Default	31 31
ARTICLE 11 11.01 11.02	ADDITIONAL AGREEMENTS Indemnification Brokers	32 32
ARTICLE 12 12.01 12.02 12.03	NOTICES Written Notice Method of Transmittal Addresses	33 33 33
ARTICLE 13 13.01 13.02 13.03 13.04	ESCROW AGENT Investment and Use of Funds Termination Interpleader Liability of the Escrow Agent	35 35 36 36
ARTICLE 14 14.01 14.02 14.03 14.04 14.05 14.06 14.07 14.08 14.09 14.10 14.11 14.12 14.13 14.14 14.15 14.16 14.17 14.18 14.19
MISCELLANEOUS
Entire Agreement
Assignment
Modifications
Interpretation; Usage
Captions
Successors and Assigns
Controlling Law
Attachments
Time of Essence; Survival of Claims
Business Day
Attorneys’ Fees and Costs
Counterparts
Publicity
Waiver of Jury Trial
Bulk Sales Laws
Obligation to Close on All Facilities
Seller Guarantor
Cooperation with Audit
Purchaser’s Disclosures
36 36 37 37 38 38 38 38 38 39 39 39 39 39 39 39 39 40 41

EXHIBITS AND SCHEDULES

Exhibit A – Sellers, Master Tenant and Facilities
Exhibit B – Nondisclosure Agreement
Exhibit C – Form of As-Is Certificate and Agreement
Exhibit D – Form of Blanket Conveyance, Bill of Sale and Assignment
Exhibit E – Form of Certificate of Non-Foreign Status
Exhibit F – Form of Seller’s Closing Certificate
Exhibit G – Form of Purchaser’s Closing Certificate
Exhibit H – Form of Master Lease
Exhibit I – Form of Representation Letter
Exhibit J – Form of Audit Letter

Schedule 1.01(a) – Land
Schedule 1.01(c) – Personal Property
Schedule 1.01(d) – Permits, SNF Licenses and Warranties
Schedule 1.02(v) – Rent Roll
Schedule 1.02(vi) – Service Contracts
Schedule 1.02(ix) – Excluded Items
Schedule 2.01(a) – Portfolio Purchase Price Allocation
Schedule 2.01(b) – Facility Purchase Price Allocation
Schedule 2.02 – Assumption Loans
Schedule 2.03 – Deposit Allocations
Schedule 4.02 – Property Information
Schedule 5.01(c) – Litigation
Schedule 5.01(i) – Historical Financial Information

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of September, 2011 (the “Effective Date”), by and among the owner selling parties identified on Exhibit A attached hereto (referred to herein as “Owner Seller” or “Owner Sellers”), the operator selling parties identified on Exhibit A attached hereto (referred to herein as “Operator Seller” or “Operator Sellers”), Wellington Healthcare Services, L.P., a Georgia limited partnership (“Seller Guarantor”), and G&E HC REIT II Southeastern SNF Portfolio, LLC, a Delaware limited liability company, and its successors and assigns permitted hereunder (“Purchaser”).

RECITALS

WHEREAS, each Owner Seller owns that certain skilled nursing facility set forth opposite the name of such Owner Seller on Exhibit A (each, a “Facility”);

WHEREAS, each Operator Seller is an affiliate of the Owner Seller set forth opposite the name of such Operator Seller on Exhibit A and leases or subleases such Owner Seller’s Facility pursuant to a certain facility lease or sublease agreement with respect thereto (each, an “Operator Lease”);

WHEREAS, each Operator Seller is also the licensed operator of such Facility and the owner of certain of the Property (as defined in Section 1.02) used in the operation of such Facility;

WHEREAS, for purposes of this Agreement, each Owner Seller owning a Facility and the Operator Seller operating such Facility are individually and collectively, as the context may require, referred to herein as “Seller,” and all of such parties together are referred to collectively herein as “Sellers”; and

WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Sellers, and Sellers will sell, convey, transfer and assign to Purchaser, the Property;

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE OF PROPERTY

1.01 Purchase and Sale. On the terms and conditions stated in this Agreement, Sellers hereby agree to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase, accept and assume from Sellers, all of the following described property of Sellers:

(a) fee simple title in and to each tract of land identified and described on Schedule 1.01(a), together with all rights and appurtenances pertaining to such land, including each Seller’s respective right, title and interest, if any, in and to the following: (i) all minerals, water, oil, gas and other hydrocarbon substances thereon; (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed; (iii) all easements, privileges, development rights and hereditaments, whether or not of record; and (iv) all access, air, water, riparian, solar and utility rights and wastewater, fresh water, storm sewer or other utilities capacity or service commitments and allocations, and all other rights and benefits running with such land and any and all other real property rights owned by the owner of such land (with respect to each Facility, the “Land”); and

(b) the buildings, improvements and structures owned by each Seller (“Improvements”) and located on the Land (each Seller’s Land and Improvements comprise such Seller’s Facility, as defined in the recitals hereto); and

(c) each Seller’s right, title and interest in and to the following: (i) mechanical systems, facilities, fixtures, furniture and equipment owned or leased by each Seller comprising a part of or attached to or located at each Facility as of the Effective Date, and any additions to or replacements thereof as of the Closing Date (as defined in Section 8.01); (ii) maintenance equipment and tools owned or leased by each Seller and used exclusively in connection with each respective Facility; (iii) pylons and other signs located on the Land at each Facility; (iv) [intentionally omitted]; and (v) other tangible personal property of every kind and character owned or leased by Sellers and located in or on or used exclusively in connection with the Land, a Facility or the operations thereon, as set forth on Schedule 1.01(c), but only to the extent assignable by law and provided Purchaser shall not be obligated to assume any lease obligations therefor (collectively, the “Personal Property”); and

(d) each Seller’s interest in all permits, licenses, certificates of need, certificates of occupancy, approvals, entitlements and other written governmental approvals, utility service provider and other quasi-governmental authorizations that relate to the Land and each Facility (the “Permits”) to the extent assignable and except to the extent the same constitutes a SNF License (as defined in Section 1.02), a list of which Permits (together with the SNF Licenses and Warranties (as defined in Section 1.01(h))) is attached hereto as Schedule 1.01(d); and

(e) all right, title and interest of each Seller in and to the use of the Facility names listed on Exhibit A and any goodwill related thereto, to the extent assignable (collectively, the “Goodwill and Intellectual Property Rights”); provided, however, that notwithstanding the foregoing, Purchaser shall not be entitled to any right, title or interest of Sellers in any trade names or trademarks containing the name “Wellington”; and

(f) all right, title and interest of each Seller in and to any construction plans and specifications and other architectural and engineering drawings relating to each Facility to the extent assignable (collectively, the “Plans”); and

(g) all right, title and interest of each Seller in and to any architectural and construction contracts for the improvement of any Facility, at the election of Purchaser; and

(h) any guaranties, warranties and payment and performance bonds relating to each Facility, to the extent transferable, owned by a Seller and received in connection with any construction, repair, maintenance or other services or materials performed or provided with respect to a Facility (collectively, the “Warranties”), a list of which Warranties is attached hereto as Schedule 1.01(d); and

(i) subject to Section 1.02, all right, title and interest of each Seller in and to all other assets owned by such Seller exclusively pertaining to or used in connection with the marketing, ownership, maintenance or operation of the items set forth in Sections 1.01(a) through 1.01(h), if any, including all other rights, privileges and appurtenances owned by each Seller and related to the ownership, use or operation of each respective Facility, but only to the extent assignable by law (collectively, the “Other Rights”).

1.02 Property. The Land, the Improvements, the Facilities, the Personal Property, the Permits, the Goodwill and Intellectual Property Rights, the Plans, the Warranties, the Other Rights and all other rights and assets described in Section 1.01 are collectively referred to herein as the “Property To Be Conveyed”. Notwithstanding the foregoing, the following are specifically excluded from the transactions herein contemplated and from the Property To Be Conveyed (the “Excluded Property”): (i) all accounts receivable, cash, bank accounts, non-loan related reserves and escrow funds of Sellers or their affiliates relating to the Property and all other revenue and income; (ii) all sums relating to Medicaid rate adjustments; (iii) each Seller’s computer software (but not including the computer hardware); (iv) each Seller’s financial books and records and organizational documents, minute books and other books and records relating to the maintenance and operation of such Seller as a legal entity; (v) each Seller’s interest in occupancy and admission agreements and all amendments thereto (collectively, the “Admission Agreements”) with patients of each Facility (collectively, the “Patients”), a list of which Patients is attached hereto as Schedule 1.02(v) (the “Rent Roll”), and all refundable deposits, if any, held by any Seller in connection with the Admission Agreements, as such Rent Roll will be updated at Closing (as defined in Section 8.01) pursuant to Section 8.02(b)(i); (vi) each Seller’s interest in all contract rights related to the Land and each Facility, including each Seller’s interest in maintenance, commission, parking, supply and service contracts, personal property leases, and other agreements related to each Facility that will remain in existence after Closing, and together with certain design and construction contracts, a list of all of which is attached hereto as Schedule 1.02(vi) (collectively, the “Service Contracts”) (but not including any Plans or Warranties); (vii) any Permits held by any Operator Seller, or to be transferred to any Operator Seller, in order to permit such Operator Seller to operate the subject Facility as a licensed skilled nursing facility, with in-house rehabilitation and specialty nursing services (including the certificate of need, the nursing facility license and any Medicare/Medicaid or other third party payor provider numbers held or to be held by such Operator Seller) (collectively, the “SNF Licenses”); provided, however, that the SNF Licenses shall not include, to the extent required by applicable law or by HUD (as defined in Section 7.01(d)) and the Assumption Lenders (as defined in Section 2.02), any Permits to be held by the fee owner of land or which otherwise run with the Land; (viii) each Seller’s internal and proprietary data and records associated with any of the foregoing; (ix) those additional items set forth on Schedule 1.02(ix) attached hereto; and (x) office, medical, food, housekeeping and laundry supplies that are consumable in nature, including linens and draperies for each Facility, and de minimis tools and spare and replacement parts used by Sellers in connection with the operation and maintenance of the Facilities. The Property To Be Conveyed and the Excluded Property are referred to herein as the “Property.” Notwithstanding any language to the contrary set forth herein, Seller Guarantor and each Owner Seller shall transfer directly to the applicable Operator Seller prior to the Closing Date any Excluded Property held by Seller Guarantor or such Owner Seller reasonably necessary and/or advisable for the operation of a Facility, including, as permitted by applicable law, any certificates of need held by such entities to the extent Purchaser is not permitted by law to hold the same. Further, to the extent a Seller deems reasonably necessary or appropriate, each Operator Seller may transfer directly to the applicable Owner Seller prior to the Closing Date any Property To Be Conveyed to the extent the transfer does not (i) violate the terms of this Agreement (other than Sections 6.01(a) or 6.01(g) to the extent they would otherwise prohibit such transfer), (ii) result in the imposition of any tax liability to Purchaser in connection with the purchase and lease back to the Operating Seller of the applicable Property To Be Conveyed, or (iii) result in any portion of the rent payable by Master Tenant under the Master Lease (each as defined below) failing to qualify as “rents from real property” within the meaning of Section 856(d) of the Code (as defined below), and any such transfer other than in compliance with the foregoing clauses (i)-(iii) automatically shall be void.

ARTICLE 2
PURCHASE PRICE AND DEPOSIT

2.01 Purchase Price.

(a) Portfolio Purchase Price. The purchase price to be paid by Purchaser to Sellers for the Property To Be Conveyed (the “Portfolio Purchase Price”) at Closing shall be the aggregate amount of $166,500,000.00, subject to the prorations and adjustments set forth in Section 8.04. For purposes of Closing, the Portfolio Purchase Price will be allocated among each Facility in accordance with Schedule 2.01(a) (such Facility’s respective “Purchase Price”). In the event of a partial termination of this Agreement as provided herein, the Portfolio Purchase Price will be reduced by the Purchase Price allocated to the terminated Facility. The Purchase Price will be paid in part by cash and in part by Assumption of the Assumption Loans in accordance with Section 2.02.

(b) Facility Purchase Price Allocation. Each Facility’s respective Purchase Price shall be allocated among the Property To Be Conveyed of the Seller of such Facility as set forth on Schedule 2.01(b). A portion of the Portfolio Purchase Price shall be allocated to the Personal Property, which amount shall be the lesser of the depreciated tax basis of the Personal Property or ten percent (10%) of the Purchase Price. Purchaser and Sellers agree to file their respective tax returns, reports and forms, including, to the extent applicable, Internal Revenue Service Form 8594, in a manner consistent with Schedule 2.01(b) and the agreed upon values. To the extent the parties cannot agree, the parties may use their own valuations, provided that (i) the value for the Personal Property does not exceed the limit set forth above in this Section 2.01(b) and (ii) each party shall be responsible for the consequence of any such individual valuation.

2.02 Loan Assumptions. Subject to the terms of Section 7.01(d), Purchaser shall assume (each, an “Assumption” and collectively, the “Assumptions”) certain existing loans as set forth on Schedule 2.02 (each, an “Assumption Loan” and collectively, the “Assumption Loans”) at Closing. The amount of the applicable outstanding principal balance due the lender (each, an “Assumption Lender” and collectively, the “Assumption Lenders”) in connection with an Assumption Loan encumbering a Facility will be credited against the Purchase Price for such Facility at Closing. At Closing, Purchaser will assume such Assumption Loan and will pay to Seller that owns such Facility the difference between the allocated Purchase Price for such Facility and the outstanding principal balance of such Assumption Loan, subject to the other prorations and adjustments set forth in Section 8.04.

2.03 Deposit. Purchaser shall deliver by wire transfer of immediately available funds through the Federal Reserve System to an account designated in writing by Fidelity National Title Group (Atlanta, Georgia office) (the “Escrow Agent”) the sum of $3,000,000.00 within three (3) Business Days after the Effective Date and, provided Purchaser has not previously terminated this Agreement as provided herein, the sum of $2,000,000 on the first (1st) Business Day after the DDP Expiration Date (as defined in Section 4.03) (collectively, the “Deposit”). The Escrow Agent shall place the Deposit in a segregated, interest-bearing institutional money market account at Wachovia Bank for the benefit of Purchaser. The Deposit shall be allocated among the Facilities as set forth on Schedule 2.03 and adjusted in accordance with this Section 2.03. In the event of any partial termination of the Agreement as provided herein, the portion of the Deposit allocable to the Facility terminated shall be reallocated, pro rata, among the remaining Facilities in proportion to each such Facility’s respective Purchase Price as measured against the remaining balance of the Portfolio Purchase Price, except as otherwise provided herein. The Deposit shall be non-refundable to Purchaser after the DDP Expiration Date, except as otherwise specifically provided in this Agreement. One Hundred Dollars ($100.00) of the Deposit shall constitute consideration for this Agreement and shall not be refundable to Purchaser for any reason.

ARTICLE 3
TITLE AND SURVEY; ZONING

3.01 Title, Surveys and Zoning. No later than October 31, 2011, Sellers will provide to Purchaser (i) a title commitment issued by Fidelity National Title Group (Atlanta, Georgia office) (the “Title Company”) for each Facility, together with copies of all instruments referred to in such title commitment (collectively, the “Title Commitments”), and (ii) a new or updated ACSM/ALTA Land Title Survey for each Facility, together with such optional items from Table A and certifications as Purchaser may reasonably request and/or which may otherwise be required by the Assumption Lenders and/or HUD (collectively, the “Surveys”). Upon receipt of the updated Title Commitments and the Surveys, Purchaser shall promptly deliver the same to its third party zoning consultant and request a new or updated zoning report for each Facility (collectively, the “PZR Reports”).

3.02 Title, Survey and Zoning Objections.

(a) Within ten (10) calendar days after Purchaser’s receipt of the last of the PZR Reports, Purchaser may notify Sellers in writing of any title, survey and/or zoning matters of which it disapproves (the “Title Objections”).

(b) Each applicable Seller shall have ten (10) calendar days after receipt of Purchaser’s Title Objections notice to elect to cure (by endorsement or otherwise, except in the case of zoning matters, which shall not be deemed cured through title insurance) any of the Title Objections relating to each Facility owned by it and to deliver written notice of its election to Purchaser. Notwithstanding the foregoing or any other language to the contrary in this Agreement, Sellers shall have no obligation to cure any Title Objections, and a Seller’s failure to deliver in a timely manner any such election notice shall be deemed an election not to cure any uncured Title Objection. All title exceptions set forth in the Title Commitments and all survey matters set forth in the Surveys other than the Title Objections, and subject to the title endorsements and other requested changes to the Title Commitments and Surveys specified in writing by Purchaser in accordance with the terms of this Section 3.02, shall be deemed Permitted Exceptions (as defined in Section 3.02(f)).

(c) If any Seller elects, or is deemed to have elected, not to cure any Title Objection, Purchaser shall, within five (5) Business Days after receiving notice or deemed notice from all applicable Sellers with respect to all Title Objections, elect, by giving written notice to Sellers, (i) to terminate this Agreement with respect to all (but not less than all) of the Facilities or (ii) to waive its disapproval of any such Title Objections (and such Title Objections shall be deemed to be Permitted Exceptions). Purchaser’s failure to timely give such notice shall be deemed a waiver of its disapproval of any such Title Objections; provided, however, that nothing contained in this Section 3.02 shall be deemed a waiver by Purchaser of Seller’s representations, warranties and covenants set forth herein with respect to zoning matters. Prior to the expiration of its termination right, if any, under this Section 3.02(c), Purchaser shall negotiate with the Title Company with respect to the preparation of a pro forma title policy acceptable to Purchaser for each Facility (each, a “Pro Forma Title Policy”).

(d) If, prior to Closing, any update or amendment of any title commitment reflects any new title or survey exception, or materially adversely amends any exception previously approved by Purchaser, or materially adversely amends the terms under which the Title Company is willing to issue any Title Policy (as defined in Section 7.01(c)), or if a Survey is materially adversely amended, then Purchaser shall have ten (10) calendar days from the date it receives the updated Title Commitment and a copy of the new exception or Survey disclosing the same (and, if necessary, the Closing shall be postponed to provide for such 10-day period), to disapprove the same by written notice to Seller (the “New Title Objections”). Upon timely delivery of a disapproval notice, all references to Title Objections in Sections 3.02(b) and (c) shall be deemed to apply to the New Title Objections and the terms of such provisions shall apply to such New Title Objections.

(e) If Purchaser does not terminate this Agreement by the expiration of the earlier of (i) five (5) Business Days after Seller’s election or deemed election not to cure any Title Objection or (ii) the Closing Date (as it may be extended pursuant to Section 3.02(d), if applicable), then any such Title Objection shall be deemed to be a Permitted Exception. If Purchaser elects to terminate this Agreement in accordance with this Section 3.02, then the Deposit shall be returned to Purchaser, after which neither Sellers nor Purchaser will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. Notwithstanding any language to the contrary in this Agreement, Purchaser’s failure to timely deliver a notice of termination pursuant to this Section 3.02(e) shall not be deemed a waiver by Purchaser of any other rights of termination it may have as set forth in this Agreement.

(f) Notwithstanding the foregoing, Purchaser shall not have the right to object to any of the following, all of which shall be deemed to be “Permitted Exceptions” hereunder: (i) matters created or consented to in a separate written consent executed and delivered by Purchaser after the Effective Date; (ii) taxes for the year in which the Closing occurs which are not yet due and payable; (iii) the standard exceptions set forth in the Title Commitments for which Purchaser did not timely and properly object pursuant to Section 3.02; and (iv) such other matters set forth on any Survey, Title Commitment or PZR Report for which Purchaser did not timely and properly object pursuant to Section 3.02. Notwithstanding any language to the contrary set forth herein, each Seller shall be obligated, at its sole cost and expense, to satisfy at or prior to Closing, all monetary encumbrances (other than the Assumption Loans) affecting a Facility or other related Property evidenced by mortgages or deeds of trust, UCC filings, tax liens, judgments, mechanic’s liens or other liens or fixed sum charges.

3.03 Failure to Cure Title Objections. If any Seller undertakes to cure or attempt to cure any Title Objection with respect to which Purchaser has given timely and proper notice of objections pursuant to Section 3.02 but at Closing such Seller is unable to effect such cure, after using reasonable efforts to do so, then Purchaser shall have the right to (i) accept such matters as such Seller shall have failed to cure and proceed to purchase the Facility subject to such uncured matters, in which event such uncured matters shall constitute additional Permitted Exceptions or (ii) terminate this Agreement with respect to all (but not less than all) of the Facilities by written notice to Sellers, in which event the Deposit shall be returned to Purchaser and neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.

3.04 Access and Seller Participation.

(a) From and after the Effective Date until the Closing or termination of this Agreement, Purchaser and its agents and contractors shall have the right, at Purchaser’s sole cost and expense, to enter any Facility upon at least twenty-four (24) hours’ prior notice to the applicable Seller’s Representative (as defined in Section 3.04(b)) at mutually agreeable times and subject to the terms of Section 3.04(b), for the purpose of making such tests, inspections and document reviews as Purchaser deems necessary in connection with this Agreement, all of which shall be conducted in a good and workmanlike manner and in accordance with applicable law. Each Seller shall use commercially reasonable efforts to assist Purchaser in arranging such tests, inspections and document reviews in respect of any Facility owned or operated by such Seller at no cost to such Seller. Any invasive testing, including any Phase II environmental assessment, soil boring, soil sampling or groundwater testing, shall require the prior written consent of such Seller. After making such tests, inspections and document reviews, Purchaser shall restore such Facility to its condition prior to such tests, inspections and document reviews. Purchaser shall not permit any liens to attach to such Facility by reason of the exercise of its rights pursuant to this Section 3.04(a) and shall indemnify, defend and hold harmless such Seller (and such Seller’s officers, directors, employees, partners, shareholders and any other person having a direct or indirect ownership interest in such Seller) from any actual, out-of-pocket loss, damage, costs or expenses (including reasonable attorneys’ fees) incurred by such Seller and caused by Purchaser or its agents or contractors in exercising its rights under this Section 3.04. The foregoing indemnity obligations shall survive the Closing or earlier termination of this Agreement for a period of eighteen (18) months. Such indemnity shall not include any consequential damages (including diminution in value), punitive damages, or any loss, damage, costs or expenses to the extent caused by the negligence of Sellers or their agents, employees or contractors.

(b) Sellers shall be entitled to have a representative present during scheduled visits to the Facilities by Purchaser or its agents or representatives. All requests to enter a Facility, and all requests for information about the Property, shall be directed by Purchaser through representatives of Sellers designated for such purpose from time to time (each, a “Seller’s Representative”). Purchaser’s access to on-site personnel shall be limited to meeting with each Seller’s Administrator, and any replacement thereof to the extent the position or title of any such person changes prior to Closing (collectively, the “Facility Management”), unless otherwise approved in writing by Sellers. Purchaser agrees that during the Inspection Period, Purchaser will instruct and advise its agents and representatives visiting a Facility not to reveal to any personnel of any Seller (other than Seller’s Representative and the Facility Management) that such visit and related activity is being conducted in connection with a proposed purchase of the Facility and shall instruct its agents and representatives to direct all questions regarding their presence to Seller’s Representative and the Facility Management. Notwithstanding anything herein to the contrary, Purchaser shall use commercially reasonable efforts not to interfere unreasonably with any operations of any Seller at any Facility or unreasonably disturb or interfere with any Patient’s rights or occupancy at any Facility, and Purchaser will not contact any Patients of any Facility, without first obtaining the express written consent of the Seller owning or operating such Facility or otherwise being accompanied by Seller’s Representative.

ARTICLE 4
NONDISCLOSURE AGREEMENT; PROPERTY INFORMATION; DUE DILIGENCE PERIOD TERMINATION

4.01 Nondisclosure Agreement. Purchaser has previously executed a letter agreement dated May 9, 2011 (the “Nondisclosure Agreement”), a copy of which is attached hereto as Exhibit B, that shall remain in full force and effect as set forth therein. Purchaser agrees to hold all information related to the transactions contemplated hereby in strict confidence as specified in the Nondisclosure Agreement.

4.02 Property Information. Sellers have delivered or shall otherwise deliver within five (5) Business Days after the Effective Date to Purchaser (which form of delivery may include uploading onto the electronic data room hosted by IntraLinks® (the “Data Room”)) copies of all material due diligence items and materials relating to the Property To Be Conveyed, including copies of all of the information set forth on Schedule 4.02 for each Facility (collectively, the “Property Information”). The Property Information shall be considered Evaluation Material as defined in the Nondisclosure Agreement and kept confidential pursuant to the terms of such Nondisclosure Agreement. In providing the Property Information to Purchaser, no Seller makes any representation or warranty, express, written, oral, statutory or implied, and all such representations and warranties are hereby expressly excluded and disclaimed, except as provided in Section 5.01. Except as provided in Section 5.01, any Property Information provided by any Seller to Purchaser pursuant to the terms of this Agreement is for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the accuracy of the Property Information. Notwithstanding the foregoing, and as a condition precedent to Purchaser’s obligations hereunder, (i) Purchaser shall be entitled to obtain reliance letters with respect to all third party environmental or property condition reports, (ii) each Title Policy shall be issued to Purchaser at Closing in accordance with the terms hereof, and (iii) each Survey shall be certified to Purchaser and each Assumption Lender and/or HUD at or prior to Closing.

4.03 Due Diligence Period Termination. Purchaser may terminate this Agreement by delivering written notice to Sellers (a “DDP Termination Notice”) for any reason or for no reason at any time on or before the first to occur of (i) the twenty-first (21st) day following the
Effective Date and (ii) October 15, 2011 (the first to occur of the foregoing, the “DDP
Expiration Date”). If, by the DDP Expiration Date, Purchaser fails to deliver a DDP
Termination Notice to Sellers, such failure shall be deemed an election by Purchaser to proceed with the transactions contemplated hereby, subject to the terms and conditions of this Agreement.
Upon timely delivery of the DDP Termination Notice, this Agreement shall automatically terminate with respect to all (but not less than all) of the Facilities, in which event the Deposit shall immediately and uncontestably be returned to Purchaser and neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.
Notwithstanding anything herein to the contrary, Purchaser’s failure to timely deliver a DDP
Termination Notice shall not be deemed to be a waiver by Purchaser of any other rights of termination it may have as set forth herein. ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties of Sellers. Each Owner Seller and Operator Seller, as owner and operator, respectively, of a particular Facility, jointly and severally, but solely with respect to themselves and any Facility and other Property owned and operated by them relating thereto, represent and warrant to Purchaser the following as of the Effective Date (and, at Closing, as of the Closing Date), which representations and warranties shall survive Closing for a period of one (1) year from and after the Closing Date:

(a) Organization. Such Seller is a limited partnership which has been duly organized and is validly existing (and has not dissolved) under the laws of the State of Georgia and is duly qualified to transact business in the state in which such Facility is situated.

(b) Authority/Consent. Such Owner Seller is the owner of the fee simple interest in and to such Facility and the Land on which it is situated, and has good and marketable title to the same, subject only to the conditions of title set forth in the Title Commitment (and, at Closing, the Permitted Exceptions). Such Owner Seller and Operator Seller have good and marketable title to such other Property, subject only to the conditions of title set forth in the Title Commitment (and, at Closing, the Permitted Exceptions). Such Seller possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law and has obtained all necessary consents (other than those required in connection with the Assumptions and any other required third party consents to be obtained at or prior to Closing) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each individual executing this Agreement on behalf of such Seller is duly authorized to do so, and this Agreement is binding and enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, modification or other laws affecting the rights of creditors generally.

(c) Third Party Consents. Subject to such Seller’s Conditions Precedent (as defined in Section 7.02), (i) such Seller has, or will have as of the Escrow Pre-Close Date (as defined in Section 8.02(a)), the full right and authority to consummate the transactions contemplated by this Agreement, including assigning to Purchaser the Permits, Warranties, Goodwill and Intellectual Property Rights and Other Rights, pursuant to the terms and conditions contained herein, and (ii) no consents from third parties are required in connection therewith except as may be obtained by such Seller on or before the Escrow Pre-Close Date.

(d) No Conflicts. Subject to such Seller’s Conditions Precedent, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument or agreement to which such Seller or such Property (or any portion thereof) is subject.

(e) Litigation. Except as disclosed on Schedule 5.01(c), no litigation, arbitration, mediation, action, suit, hearing or other proceeding (including any condemnation action) (collectively, “Litigation”) is pending or, to Seller’s Knowledge (as defined in Section 14.04(e)), is threatened in writing that concerns or involves such Seller or such Facility or any Affiliated Party (as defined in Section 5.02(c)) (other than threatened Litigation by or on behalf of a resident or patient regarding claims that would not affect such Seller’s ability to consummate the transactions contemplated herein and which would not otherwise make Seller’s representations and warranties in this Section 5.01 (other than this Section 5.01(e)) untrue).

(f) Bankruptcy. Neither Seller nor any Affiliated Party has (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by such Seller’s or any Affiliated Party’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller’s or any Affiliated Party’s assets, (iv) admitted in writing its inability to pay its debts as they come due, or (v) made any offer of settlement, extension or compromise to its settlers generally. Furthermore, no bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending or, to Seller’s Knowledge, has been threatened against such Seller or such Affiliated Party, and neither Seller or any Affiliated Party has any intention of filing any such action or proceeding.

(g) Other Sales Agreements. Neither Seller nor any Affiliated Party has entered into any other contract to sell such Property or any part thereof, other than any de minimis Personal Property sold in the ordinary course of such Seller’s business, that is currently in effect.

(h) Service Contracts. Except for the Service Contracts referenced on Schedule 1.02(vi), there are no personal property leases or license agreements, or construction, employment, management, service, billing, supply or other similar contracts in effect entered into by such Seller or binding on such Seller or such Facility (other than immaterial contracts that are terminable within thirty (30) days notice without payment of premium or penalty). True and complete copies of all of the Service Contracts listed on Schedule 1.02(vi) have been delivered to Purchaser or made available to Purchaser in the Data Room. To Seller’s Knowledge, there are no defaults or threatened defaults under any of the Service Contracts.

(i) Rent Roll; Historical Financial Information. To Seller’s Knowledge, all information set forth in such Seller’s Rent Roll attached hereto as Schedule 1.02(v) is true, correct and complete in all material respects as of the date hereof (and, as updated and presented at Closing, as of the Closing Date). Except for the Admission Agreements in respect of the Patients listed on the Rent Roll, each Operator Lease, the master lease (the “Existing Master Lease”) for seven (7) of the Facilities leased by the applicable Owner Sellers to Warsaw Road, L.P., as master tenant (the “Master Tenant”), as set forth on Exhibit A, and any matters of record, there are no resident agreements, occupancy agreements, leases, subleases or license agreements for the use or occupancy of the Facility, and such Seller or, if applicable, Master Tenant, has not entered into any leases, letters or intent or other written agreements now in effect to lease the Facility, in whole or in part, to any party other than Purchaser or its designee in connection with the Master Lease. Seller shall certify and deliver to Purchaser at Closing an updated Seller’s Rent Roll. To Seller’s Knowledge, all historical financial statements and labor and regulatory reports uploaded by or on behalf of Sellers onto the Data Room as of the Effective Date and identified on Schedule 5.01(i) (including the notes and supplementary information attached to the consolidated financial statements of Seller Guarantor and its subsidiaries) are true, correct and complete in all material respects. To Seller’s Knowledge, Seller has delivered to Purchaser or uploaded onto the Data Room true and complete (in all material respects) copies of Seller’s form of Admission Agreement, each Operator Lease and the Existing Master Lease and a chart reflecting the organizational structure of Sellers and each Affiliated Party.

(j) Permits and Warranties. To Seller’s Knowledge, (i) the list of Permits and Warranties on Schedule 1.01(d) attached hereto is true, correct and complete in all material respects, and (ii) Seller has delivered to Purchaser or uploaded onto the Data Room true and complete (in all material respects) copies of the Permits and Warranties and the SNF Licenses.

(k) Utilities and Assessments. To Seller’s Knowledge, (i) all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by applicable law for the present use and operation of such Facility are installed across public property or valid easements to the boundary lines of the Land on which such Facility is located, (ii) are connected pursuant to valid permits, and (iii) such Seller has received no notice that such facilities are inadequate to service the Facility. To Seller’s Knowledge, such Seller has received no written notice that there are unpaid and delinquent assessments for public improvements against such Facility.

(l) Violations of Law or Governmental Agreements. Except as may be disclosed in the Property Information, neither Seller nor any Affiliated Party has received written notice that such Facility or the use thereof violates any federal, state, county or municipal laws, statutes, ordinances, orders, regulations, determinations or requirements (“Laws”) affecting such Facility or any portion thereof (including the conduct of business operations thereon) in any material respect that remains uncured or that has been cured in the last twelve (12) months. Neither Seller nor any Affiliated Party has entered into any material settlements, commitments or agreements with any governmental authorities or agencies affecting such Property except as provided in the Property Information.

(m) Environmental Laws. Except with respect to issues, if any, disclosed in any environmental report furnished to Purchaser by such Seller as a part of the Property Information, to Seller’s Knowledge, (i) such Seller does not use or permit such Facility to be used in a manner which violates any Environmental Law (as hereinafter defined), nor has such Seller done so in the past, and such Facility is not otherwise in violation of any Environmental Law, (ii) such Seller has no Knowledge of any violation of an Environmental Law with respect to such Facility by any other prior owner of the Facility, (iii) during such Seller’s term of ownership, such Facility has not been used for industrial purposes or for the storage, treatment or disposal of Hazardous Materials (as hereinafter defined), including asbestos, polychlorinated biphenyls, radon, urea or formaldehyde, other than medical wastes, equipment, cleaning solutions, maintenance materials and other products customarily used or stored incidental to the operation or maintenance of such Facility and all in compliance with Environmental Law, (iv) no storage tanks have been or are currently located at such Facility, except for any propane tanks and oxygen tanks used in the ordinary course of business at such Facility in compliance with Environmental Law, and (v) such Seller has no Knowledge of any discharge, seepage or release of Hazardous Materials onto the Facility from adjoining property. As used herein, the term “Environmental Law” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency having jurisdiction over or otherwise affecting the Property and pertaining to health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”), and the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (“RCRA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., all as presently or hereafter amended. To Seller’s Knowledge, such Seller has received no written notice that such Property or any portion thereof contains any form of toxic mold.

As used herein, “Hazardous Materials” means all flammable substances, explosives, radioactive materials, pollutants, contaminants, medical waste materials, petroleum, petroleum products, asbestos, polychlorinated byphenyls, lead paint, hazardous or toxic materials or any related hazardous materials or substances at, on or beneath such Facility, including substances defined as “extremely hazardous substances,” “hazardous substances,” “hazardous waste,” “hazardous materials,” “toxic substances,” “infectious waste” or “medical waste,” in any Environmental Law or in the regulations adopted and publications promulgated pursuant to said Environmental Laws. As used herein, “a violation of an Environmental Law” or words of similar import shall mean the existence, use, storage, discharge, treatment, release, transportation or disposition of, whether temporarily or permanently, any Hazardous Materials at, on or under such Property other than in compliance with the requirements of all applicable Environmental Law.

(n) Foreign Person. Such Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as amended (the “Code”).

(o) No Prohibited Persons. Neither such Seller nor any Affiliated Party nor, to Seller’s Knowledge, any of such Seller’s partners or affiliates is a person or entity: (i) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums, including the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above. Notwithstanding anything herein to the contrary, the foregoing representation shall not apply to the beneficiaries of any pension plan affiliated with such Seller.

(p) Loans. The Assumption Loans have an estimated principal balance as shown on Schedule 2.02, which balance shall be adjusted and confirmed by Seller at Closing. Such Seller has delivered or made available to Purchaser true, correct and complete copies of the loan documents evidencing the Assumption Loans and any other indebtedness for borrowed money applicable to such Facility (collectively, the “Loan Documents”). The Loan Documents are in full force and effect, and neither Seller nor any Affiliated Party has received written notice of its default thereunder and, to Seller’s Knowledge, there are no existing events or conditions that would give rise to a default by such Seller, Master Tenant or Assumption Lender or other lender under the Loan Documents after the passage of time or the giving of notice except as set forth on Schedule 2.02. Between the date of this Agreement and the Closing Date, such Seller shall perform (and shall cause Master Tenant to perform) in all material respects its obligations in accordance with the Loan Documents.

(q) CCRs. Neither Seller nor any Affiliated Party has received any written notice from, and, to Seller’s Knowledge, there are no grounds for, any association, declarant or easement holder requiring the material correction of any condition with respect to such Property, or any part thereof, by reason of a violation of any covenants, conditions or restrictions recorded against such Property, or otherwise asserting any material violation of any such covenants, conditions or restrictions.

(r) Property Condition. Except with respect to issues, if any, disclosed in any Premises Condition Report (as defined in Section 6.01(m)), to Seller’s Knowledge, (i) there are no material defects in the structural elements of the Improvements and all Improvements and building systems (including machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on such Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted with respect to all of the foregoing), and (ii) there is no material leak or material defect in any roof located upon such Property.

(s) Zoning. There is no pending or, to Seller’s Knowledge, threatened, request, application or proceeding to alter or restrict the zoning or otherwise restrict the current use of such Property. To Seller’s Knowledge, there is no plan, study or effort by any governmental authority or agency or any private party or entity that would adversely affect the authorization of the current use and operation of such Property for zoning purposes.

(t) Licenses. Such Owner Seller or Operator Seller, as the case may be, has obtained all consents, approvals, licenses and other governmental permissions required to use and operate such Facility for its current and intended use under all applicable Laws, including any certificate of need, any skilled nursing license and any Medicare/Medicaid provider numbers, and all such required consents, approvals, licenses and other governmental permissions remain in full force and effect. To Seller’s Knowledge, (i) subject to Seller’s Conditions Precedent, the transactions contemplated herein will not jeopardize or threaten the validity of any such certificate, (ii) no government agency or representative thereof has commenced or has threatened in writing an investigation of whether the operation or use of such Facility for its current and intended use has failed or will fail to comply with any or otherwise threatening to revoke or suspend, permanently or temporarily, any certificate of occupancy, license or permit, including any certificate of need and any Medicare/Medicaid provider numbers, and (iii) there are no unsatisfied written requests from any lender, insurance carrier, government authority or quasi-governmental authority for material repairs, restorations or alterations with regard to such Facility.

(u) Additional Governmental Reporting Requirements. With respect to the Property owned by it, such Seller has (or has caused the applicable Affiliated Party to) timely and, to Seller’s Knowledge, accurately filed all reports, data and other information required to be filed with any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, where a failure to file timely and/or accurately would have a material adverse effect on the transactions contemplated hereby or the intended operation of such Facility, including all Medicare, Medicaid and other third party payor billing reports.

(v) Federal Health Care Programs. With respect to the business currently conducted at such Facility, neither such Seller, nor any Affiliated Party or, to Seller’s Knowledge, any employee or agent of such Seller or of any Affiliate Party at such Facility (i) is currently excluded, suspended, debarred or otherwise ineligible to participate in any “federal health care program” as defined in 42 U.S.C. section 1320a-7b(f) or in any other government payment program, (ii) is bound to be excluded, suspended, debarred or otherwise declared ineligible to participate in any federal health care program or other government payment program, or (iii) has received any written notice of any federal, state or local government investigation related to the matters referred to in the immediately preceding clauses (i) and (ii). To Seller’s Knowledge, no other circumstances exist that could reasonably be expected to result in such Seller or its employees or agents being excluded from participation in any federal health care program or other government payment program.

(w) Construction. Except as otherwise previously disclosed in writing to Purchaser, there are no material unfinished construction or other improvement projects at such Property and all such prior projects have been completed in full, including any punch list items. There are no claims pending or unpaid bills with respect to prior projects which could result in the creation of any lien on such Property for any improvements completed or in progress, including water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of such Property or other work or material purchased in connection with such Property which will not be paid by or at the Closing.

5.02 Subsequent Knowledge; Updated Disclosure; Affiliated Parties.

(a) Subsequent Knowledge. Upon Purchaser’s acquiring Knowledge that any of the representations or warranties made herein by any Seller are untrue, inaccurate or incorrect in any material respect when made or when deemed to be made, Purchaser shall give such Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to Closing). If at or prior to Closing, any Seller (or any of the Seller Knowledge Representatives (as defined in Section 14.04(d)) obtains knowledge that any of the representations or warranties made herein by such Seller are untrue, inaccurate or incorrect in any material respect as of the date made or deemed to be made, such Seller shall give Purchaser written notice thereof within five (5) Business Days of obtaining such Knowledge (but, in any event, prior to Closing). In either such event, each Seller shall have the right to cure each such material misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If a Seller determines that it is either unwilling to cure or unable to cure such material misrepresentation or breach, then such Seller shall notify Purchaser and, within five (5) Business Days thereafter, Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either to (i) waive all such material misrepresentations or breaches of warranties and consummate the Closing without any reduction of or credit against the Purchase Price or (ii) terminate this Agreement with respect to all (but not less than all) of the Facilities by written notice to Sellers, in which event the Deposit shall be returned to Purchaser, and neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.

(b) Updated Disclosure. From time to time up to the Closing, each Seller shall have the right to supplement, modify or amend any schedule included in Section 5.01, or provide one or more additional schedules in Section 5.01, with respect to any matter first existing or occurring following the Effective Date that (i) if existing or occurring at or prior to the Effective Date would have been required to be set forth or described in one or more schedules in Section 5.01, or (ii) is necessary to correct any information in any representation, warranty or schedule included in Section 5.01 that has been rendered inaccurate thereby. Any such supplement, modification, amendment or additional schedule shall serve only to supplement, modify or amend the representations and warranties of Sellers as deemed to be made as of the Closing Date as necessary to permit each Seller to deliver the certificate required by Section 8.02(b)(i) in connection with Closing, and shall not undermine, enlarge or otherwise modify Purchaser’s rights in Section 5.02(a).

(c) Affiliated Parties. As used herein, the term “Affiliated Party” means each of Seller Guarantor, Master Tenant, Bombay Lane, L.P., Wellington Healthcare Billing, L.P. (or any replacement entity responsible for a Facility’s management, operation and/or Medicare/Medicaid and/or other third party payor billing) and any other subsidiary of Seller Guarantor.

5.03 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers the following as of the Effective Date (and, at Closing, as of the Closing Date), which representations and warranties shall survive the Closing for a period of one (1) year from and after the Closing Date:

(a) Organization. Purchaser is duly formed validly existing and in good standing under the laws of the state of its organization.

(b) Authority/Consent. Subject to Purchaser’s Conditions Precedent (as defined in this Section 7.01), Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents (other than those required in connection with the Assumptions or any other required third party consents to be obtained prior to Closing) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each individual executing this Agreement on behalf of such Purchaser is duly authorized to do so, and this Agreement is binding and enforceable against Purchaser in accordance with its term, subject to applicable bankruptcy, insolvency, reorganization, arrangement, modification or other laws affecting the rights of creditors generally.

(c) ERISA Matters. To Purchaser’s Knowledge, Purchaser is not: (i) a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as defined in Section 3(3) of ERISA, nor a plan, as defined in Section 4975(e)(1) of the Code (each of the foregoing hereinafter referred to collectively as a “Plan”); (ii) a “governmental plan,” as defined in Section 3(32) of ERISA; or (iii) a “party in interest,” as defined in Section 3(14) of ERISA, to a Plan, nor do the assets of Purchaser constitute “plan assets” of one or more of such Plans within the meaning of Department of Labor Regulations Section 2510.3-101. Purchaser is acting on its own behalf and not on account of or for the benefit of any Plan. Purchaser has no present intent to transfer any Facility to any entity, person or Plan which will cause a violation of ERISA and shall not assign its interest under this Agreement to any entity, person or Plan which will cause a violation of ERISA.

(d) Source of Funds. Subject to the Assumption Contingency (as defined in Section 7.01(d)), Purchaser has available (or will have available) to it funds which it may use (including amounts assumed pursuant to the Assumptions and any new debt placed on the Facilities by Purchaser) to pay the full Portfolio Purchase Price payable at Closing and otherwise comply with the provisions of this Agreement. Purchaser acknowledges and agrees that its obligations hereunder are not contingent upon Purchaser obtaining financing for the purchase of any Facility, except for the Assumptions.

(e) No Prohibited Persons. Neither Purchaser nor, to Purchaser’s Knowledge, any of its officers, directors, members or affiliates is a person or entity: (i) that is listed in the Annex to, or is otherwise subject to the provisions of, EO13224; (ii) whose name appears on OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums, including the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above. Notwithstanding anything herein to the contrary, the foregoing representation shall not apply to the beneficiaries of any pension plan affiliated with Purchaser.

ARTICLE 6
COVENANTS OF SELLERS AND PURCHASER

6.01 Covenants of Sellers. Each Owner Seller and Operator Seller, as owner and operator, respectively, of a particular Facility, jointly and severally, but solely with respect to themselves and any Facility and other Property owned and operated by them relating thereto, covenant and agree that from the Effective Date until Closing:

(a) Operation of Property. Such Seller shall (and shall cause each applicable Affiliated Party to) operate, maintain and repair such Facility in accordance with its ordinary course of business (excluding any material capital improvements unless necessary to operate such Facility or required by Purchaser pursuant to the terms hereof) and consistent with existing management policies and procedures, keeping such Facility in good condition, repair and working order, ordinary wear and tear excepted. Such Seller will not remove (or permit the removal of) any Personal Property from such Facility, except as may be required for necessary repair or replacement, and any such replacement shall be of equal quality and quantity as existed as of the time of its removal. Such Seller shall (and shall cause each applicable Affiliated Party to) perform when due all of such Seller’s or Affiliated Party’s obligations under the Assumption Loans under any deed of trust, mortgage or other lien encumbering the Property, the Admission Agreements, Service Contracts, Plans, Licenses, Warranties and any other agreements relating to such Property, all in accordance with applicable Laws affecting such Property.

(b) SNF Operations; Compliance with Applicable Laws. Such Seller shall continue (and shall cause the Affiliated Parties, as applicable) to operate the Facilities as licensed skilled nursing facilities in compliance with all applicable Laws and in accordance with its existing policies and ordinary course of business; and such Seller shall (and shall cause the Affiliated Parties, as applicable, to) otherwise act in compliance with all applicable Laws affecting such Seller or the Facility.

(c) Service Contracts. Such Seller shall (and shall cause each Affiliated Party to) perform its obligations in all material respects under any material Service Contract. Such Seller shall not enter into, materially modify or terminate (or permit the material modification or termination of) any material Service Contracts (a “Modification”) without the prior written consent of Purchaser, except in the ordinary course of business or otherwise where deemed reasonably necessary by such Seller; provided, however, that if such Seller has not received Purchaser’s objection to any such proposed action within three (3) Business Days of notice thereof, Purchaser shall be deemed to have consented thereto; and provided further, however, that Purchaser shall have the right to consent to a Modification of any administrative, service or consulting agreement, or any other agreement with an Affiliated Party, relating to the operation of, or billing for, the Facilities.

(d) Receipt of Governmental Notices. Such Seller shall provide Purchaser with copies of any written notices that are received by such Seller (or any Affiliated Party) between the Effective Date and Closing (i) with respect to (A) any special assessments or proposed increases in the valuation of such Facility, (B) any condemnation or eminent domain proceedings affecting such Facility or (C) any violation of any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to such Facility, or (ii) from a governmental or quasi-governmental authority, board or agency relating to the Facility alleging the violation of any Laws or which would otherwise render Seller’s representations and warranties in Section 5.01 untrue.

(e) Litigation. Such Seller will advise Purchaser promptly of any Litigation of which such Seller or an Affiliated Party receives written notice and that concerns or affects such Facility in any manner and that is instituted after the Effective Date; provided, however, that such Seller shall not be obligated to report to Purchaser pursuant to this Section 6.01(e) more than once per month after the Pre-Escrow Close Date.

(f) Insurance. Such Seller will (or shall cause the applicable Affiliated Party to) maintain its existing insurance coverage with respect to such Facility and not allow any breach, default, termination or cancellation thereof or thereunder.

(g) Listings and Other Offers. Such Seller will not list such Facility with any broker or otherwise market, solicit or make or accept any offers to sell or lease such Facility, in whole or in part, engage in any discussions or negotiations with any third party with respect to the sale, lease or other disposition of such Facility, in whole or in part, or enter into any contracts or agreements (whether binding or not) regarding any disposition of such Facility, or otherwise mortgage, pledge, encumber, or hypothecate such Facility in whole or in part (except any Admissions Agreements entered into in the ordinary course and pursuant to such Seller’s standard form of admission agreement).

(h) Licenses and Permits. Such Seller shall maintain in existence all licenses, permits and approvals necessary or reasonably appropriate for the ownership, operation or improvement of such Facility (including the Permits and SNF Licenses), and shall not apply or consent to any action or proceeding which will have the effect of terminating, suspending, or revoking, or changing, temporarily or permanently, such licenses, permits and approvals, or the zoning of such Facility.

(i) Loan Assumption. Such Seller shall not modify the Loan Documents with respect to such Facility, enter into new loan documents in connection with the Assumption Loans or any other indebtedness for borrowed money affecting the Facility, or make any non-mandatory prepayments under such Loan Documents unless expressly consented to by Purchaser in its sole and absolute discretion. Such Seller shall materially perform any and all of its obligations under the Loan Documents.

(j) Casualty. Such Seller will advise Purchaser promptly of any casualty at such Facility.

(k) Provision of Information. Seller shall not intentionally withhold any Property Information which would cause any of the representations or warranties contained in this Agreement to be untrue in any material respect as of the date made or deemed to be made.

(l) Repairs and Replacements. Purchaser acknowledges and agrees that an engineer approved by Purchaser and hired by or on behalf of Sellers has inspected the Property and issued reports (the “Premises Condition Reports”) with respect to the Property’s condition and that the Premises Condition Reports have been delivered to Purchaser or uploaded onto the Data Room. Upon written request by Purchaser and within the time periods reasonably required by Purchaser, Seller shall, at its own expense, make any and all repairs or replacements that are recommended to be made by any Premises Condition Report and are designated as “critical” therein or that relate to life safety (the “Required PCR Repairs”) and any other repairs or replacements required by HUD or the Assumption Lenders. In addition to the foregoing, Seller agrees to purchase the recommended generator listed as a non-critical repair for the Facility known as Nurse Care of Buckhead within two (2) years after the Closing Date; provided, however, that Seller shall not be required to escrow additional funds for such purchase pursuant to Section 8.04(c) below. The provisions of this Section 6.01(l) shall survive the Closing.

(m) Governmental and Lender Approvals. Such Seller shall cooperate with Purchaser and use commercially reasonable efforts to assist Purchaser in obtaining any required governmental and lender approvals or notice requirements, including filing any applications, notices or other documents required by the applicable governmental authority or lender in connection with the sale of the Facilities or the Assumptions.

6.02 Covenants of Purchaser. Purchaser covenants and agrees as follows:

(a) Licenses and Permits. Purchaser, at its expense, and in accordance with Section 7.01(d), will diligently apply for and pursue all licenses and permits required by law or HUD and the Assumption Lenders to be held by the fee owner of the Facility, including the transfer of all transferable Permits constituting Property To be Conveyed.

(b) AS IS. At Closing and as a material inducement for Sellers to sell the Property To Be Conveyed, Purchaser will deliver a certification in the form of Exhibit C attached hereto (the “AS-IS Certificate”). Subject to Seller’s Warranties (as defined in the AS-IS Certificate), the Property shall be sold, and Purchaser shall accept possession of the Property To Be Conveyed on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS” as of the Closing Date, with no right of setoff or reduction in the Purchase Price.

(c) No Financial Representation. Sellers have provided to Purchaser certain historical financial information regarding the Facilities. Purchaser hereby acknowledges that Sellers make no representation or warranty that such information is complete or accurate (except as, and only to the extent, expressly set forth in Section 5.01(i)) or that Purchaser will achieve similar financial or other results with respect to the operation of the Facilities. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate similar to the Facilities and further that, subject to the express representations, warranties and covenants of Sellers herein, Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Facilities, and Purchaser releases each Seller from any liability with respect to such historical financial information.

(d) Governmental and Lender Approvals. Purchaser shall cooperate with Sellers and use commercially reasonable efforts to assist Sellers in obtaining any required governmental and lender approvals or notice requirements, including filing any applications, notices or other documents required by the applicable governmental authority or lender in connection with the sale of the Facilities or the Assumptions.

ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING

7.01 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the Closing is subject to the satisfaction of the following conditions by each Seller in respect of the Facility owned or operated by it on or before the Escrow Pre-Close Date or the Closing Date, as applicable (“Purchaser’s Conditions Precedent”):

(a) Covenants. Such Seller shall have performed and observed in all material respects all covenants and obligations of such Seller under this Agreement, including delivery into escrow of any and all documents required pursuant to Section 8.02.

(b) Representations and Warranties. All representations and warranties of such Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

(c) Title. A final examination of the title to the Land and Improvements in respect of such Facility shall disclose no title exceptions, except for the Permitted Exceptions and those exceptions caused by any act or omission of Purchaser or approved in writing by Purchaser. In addition, the Title Company shall issue to Purchaser an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (the “Title Policy”) for the sum equal to the Purchase Price for such Facility insuring that good, marketable and indefeasible fee simple estate to such Facility is vested in Purchaser, subject only to the Permitted Exceptions and those exceptions caused by any act or omission of Purchaser or approved in writing by Purchaser. The Title Policy must conform to the Pro Forma Title Policy for such Facility approved by Purchaser pursuant to Section 3.02 (provided that Purchaser has not taken any action, or failed to take any action required of Purchaser, that would cause the Title Company to refuse to issue the Title Policy in such form) and shall contain all endorsements reasonably required by Purchaser after the Effective Date. The Title Policy may be delivered after Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment for such Facility in the form approved by Purchaser for the Pro Forma Title Policy pursuant to Section 3.02 and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date.

(d) Assumption Approval. Purchaser will submit a complete loan application (including any and all related requests for approval of the transfer of physical assets required to be submitted to the U.S. Department of Housing and Urban Development (“HUD”)) for each of the Assumptions by October 31, 2011. Thereafter, Purchaser shall pay all fees and provide all required information in respect of such Assumptions in a timely manner. Sellers shall cooperate in the filing of any and all forms, notices, consents and applications with HUD and the Assumption Lenders as may be reasonably necessary to effectuate the Assumptions. Purchaser shall keep Sellers apprised as to the status of each Assumption and shall seek to obtain the required approval of HUD and the required approvals from each Assumption Lender (i) consenting to the assignment to Purchaser of the Assumption Loan made by such Assumption Lender and the Assumption of such Assumption Loan as of Closing with no material changes to the terms thereof, (ii) releasing Seller to which such Assumption Loan has been made and any associated guarantors at Closing, in a form reasonably satisfactory to such Seller, from any obligations under such Assumption Loan arising after Closing, it being understood that Purchaser’s ability to obtain a release for Sellers and associated guarantors will constitute a Seller’s Conditions Precedent (as defined in Section 7.02) and a Purchaser’s Condition Precedent, and (iii) stating the outstanding balance and escrows of such Assumption Loan as of the Closing Date (the “Assumption Contingency”). Notwithstanding the foregoing, Operator Sellers acknowledge and agree that they may be required to enter into a cross-default guaranty of subtenants or similar guaranty of each Operator Seller’s obligations under the subleases to the extent required under the Master Lease, the subleases or by HUD or any of the Assumption Lenders, as more particularly described in Section 7.01(f). As an additional Purchaser’s Conditions Precedent, Purchaser must obtain prior to Closing an estoppel certificate from each Assumption Lender setting forth, as of the Closing Date: (i) the outstanding principal balance of the Assumption Loans as of the Closing Date; (ii) the amount of interest due and payable; (iii) any other penalties, fees, interest or other charges accruing under the Assumption Loans; (iv) the amount of any impounds, reserves or escrows being held by or on behalf of Assumption Lender in connection with the Assumption Loans; and (v) whether there are any defaults, events of defaults, or events or conditions that have occurred which after the passage of time or giving of notice will constitute a default or an event of default. Purchaser shall pay any and all fees, charges or costs in connection with the Assumptions and the approvals in respect thereof, including any assumption fee and any attorneys’ or administrative fees, but Seller shall pay at Closing any penalties, fees, interest or other charges arising as a result of any breach, default or event of default by a Seller under the Assumption Loans occurring on or prior to the Closing Date. If Purchaser receives notice from an Assumption Lender that a material change is being required in connection with an Assumption or that Purchaser’s assumption application has been denied, then Purchaser shall promptly notify Seller to which such Assumption Loan has been made of the same, and such Seller and Purchaser shall work diligently to resolve such matter to Purchaser’s reasonable satisfaction. If such matter cannot be resolved or such Seller cannot obtain the approval of the Assumption Lender, then the Assumption Contingency shall be deemed unsatisfied as to such Facility, in which event, prior to Purchaser’s exercise of its rights under Section 7.03, such Seller shall have the right to elect by written notice to Purchaser to (i) prepay the Assumption Loan in respect of such Facility, including any prepayment fee associated therewith (which prepayment shall not be credited to Purchaser as part of such Facility’s Purchase Price at Closing), or (ii) terminate this Agreement with respect to such Facility (provided that Seller shall not have the right under this Section 7.01(d) to terminate this Agreement with respect to more than two (2) such Facilities without terminating this Agreement with respect to all of the Facilities). If such Seller terminates this Agreement as to such Facility, then neither party shall have any further rights or obligations hereunder as to such Facility (other than any obligations of either party that expressly survive termination), there shall be no refund of the Deposit (unless all other Facilities have closed) and the portion of the Deposit applicable to such Facility shall be reallocated among the remaining Facilities. Notwithstanding any language to the contrary set forth in this Agreement, the parties acknowledge and agree that, provided each party uses commercially reasonable efforts with respect to performing such party’s obligations related to the Assumption Contingency, neither party shall incur any liability to the other party as a result of a failure of the Assumption Contingency and, upon any termination by Purchaser of this Agreement pursuant to Section 7.03 as a result of such failure, the Deposit shall be immediately and uncontestably refunded to Purchaser.

(e) Third Party Consents. Prior to the Closing: (i) Purchaser shall have received all third party consents necessary to effectuate the transfer of the Property To Be Conveyed to Purchaser pursuant to the terms hereof, including all consents required by any governmental or quasi-governmental authority with respect to the assignment of the Permits, including the certificates of need (but excluding the SNF Licenses) to Purchaser; and (ii) each Seller shall have received all third-party consents, approvals, permits and licenses (other than certificates of need) necessary for such Seller to use and operate the Facility owned or operated by such Seller as a fully licensed skilled nursing facility as of the Closing in the manner contemplated by the Master Lease (as defined in Section 7.01(f)).

(f) Master Lease. Concurrently with the Closing, Purchaser, Seller Guarantor and the other entities to be parties thereto shall enter into a master lease agreement substantially in the form attached hereto as Exhibit H (the “Master Lease”), whereby Purchaser shall lease each Facility to Seller Guarantor or one or more subsidiaries thereof to be approved by Purchaser. Prior to the DDP Expiration Date, Seller Guarantor and Purchaser shall endeavor to agree, in writing, on the final form of the Master Lease (subject to only such modifications thereto as shall be required by HUD or the Assumption Lenders in connection with the Assumptions) and all ancillary documents and instruments and deliverables to be executed or delivered in connection therewith, including any letter of credit, evidence of insurance, the sublease for each Facility and each guaranty required thereunder.

(g) Material Adverse Changes. None of the following shall have been done by, against or have occurred with respect to a Seller or Seller Guarantor prior to the Escrow Pre-Close Date: (i) the commencement of a case under Title 11 of the U.S. Code (as now constituted or hereafter amended) or under any other applicable bankruptcy or other similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take or submission to any action indicating an inability to meet its financial obligations as they accrue; (vi) a dissolution or liquidation; (vii) commencement of any regulatory enforcement action which might limit admissions or government reimbursements with respect to any Facility; or (viii) any material adverse change in the financial condition of Seller or Seller Guarantor, or in the business, operations, assets or cash flow of a particular Facility or the Property, taken as a whole.

7.02 Conditions Precedent to Seller’s Obligation to Close. Each Seller’s obligation to consummate the Closing in respect of a Facility owned or operated by it is subject to the satisfaction of the following conditions on or before the Escrow Pre-Close Date or the Closing Date, as applicable (“Seller’s Conditions Precedent”):

(a) Covenants. Purchaser shall have performed and observed in all material respects all covenants and obligations of Purchaser under this Agreement, including delivery into escrow of any and all documents required pursuant to Section 8.03.

(b) Release. Such Seller shall have received the fully executed release contemplated by Section 7.01(d), releasing such Seller and any associated guarantors from any obligations arising after Closing under any Assumption Loan previously made to such Seller.

(c) Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

(d) Third Party Consents. Prior to the Closing: (i) Seller shall have received all third party consents necessary to effectuate the transfer of the Property To Be Conveyed to Purchaser by such Seller pursuant to the terms hereof, including all consents required by any governmental or quasi-governmental authority with respect to the assignment of the Permits (excluding the SNF Permits) to Purchaser, and (ii) each Operator Seller (and Purchaser, as applicable) shall have received all third-party consents, approvals, permits and licenses necessary for such Operator Seller to use and operate the Facility to be operated by it as a fully licensed skilled nursing facility as of the Closing in the manner contemplated by the Master Lease.

(e) Board of Directors Approval. Prior to the DDP Expiration Date, the governing board of directors (or equivalent body) of each Sellers’ ultimate parent and of Seller Guarantor shall have approved the consummation of the transactions contemplated hereby on the terms and conditions described herein and in the Master Lease. If the transactions contemplated hereby are not so approved prior to the DDP Expiration Date, then the Deposit shall be returned to Purchaser.

7.03 Failure of a Condition. If any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party that would have benefited from having such condition to Closing satisfied (the “Unsatisfied Party”) shall have the right to give notice to the other party, on or before the Closing Date, of each condition that the Unsatisfied Party asserts has not been satisfied or be deemed to have waived its right to object. In such notice, the Unsatisfied Party may also elect (i) to extend the Closing Date for a reasonable period of time (not to exceed fifteen (15) Business Days) to allow the other party to satisfy the condition (unless the unsatisfied condition relates to an unsatisfied Assumption Contingency, in which event the provisions of Section 7.01(d) shall apply, or unless the unsatisfied condition relates to a required governmental approval or notice requirement, in which case the period for satisfying the condition shall be extended as reasonably necessary for the parties to obtain such approval or deliver the required notice), (ii) to waive such failed condition in a writing delivered to the Escrow Agent and the party who failed to meet such condition and proceed to Closing as contemplated hereunder, or (iii) if the Unsatisfied Party is any Seller, to terminate this Agreement only as to the particular Facility owned or operated by such Seller with respect to which a condition was not met, whereupon neither party shall have any further rights or obligations hereunder as to such Facility (other than any obligations of either party that expressly survive termination), and the portion of the Deposit applicable to the terminated Facility shall be reallocated among the remaining Facilities (unless all other Facilities have closed). Notwithstanding the foregoing, Sellers may not terminate this Agreement under this Section 7.03 with respect to more than two (2) such Facilities without terminating this Agreement with respect to all of the Facilities. If such failure of a condition is due to a material default by one of the parties (after notice and an opportunity to cure), the non-defaulting party shall have those rights and remedies set forth in Article 10.

ARTICLE 8
CLOSING; ESCROW CLOSE

8.01 Closing and Closing Date. Unless otherwise required by the Assumption Lenders, the consummation of the transactions contemplated hereby (the “Closing”) will take place via the escrow services of the Escrow Agent or at such other location upon which Seller and Purchaser mutually agree, on the later to occur of (i) December 9, 2011, or (ii) ten (10) Business Days following the date on which the Assumption Contingency is satisfied (or such later date as may be established pursuant to Section 7.03) (the “Closing Date”). If the Closing Date has not occurred by March 31, 2012 because of failure to satisfy the Assumption Contingency, then either Purchaser or Sellers may terminate this Agreement by giving thirty (30) days’ written notice to the other, provided the Assumption Contingency is not satisfied within such thirty (30) day period. In the event of such termination, the Deposit shall be refunded to Purchaser, and the Parties shall have no further obligations to each other hereunder, except as expressly provided herein. Notwithstanding the foregoing or any other language in this Agreement to the contrary, the location and other logistics of the Closing and the Closing Date shall be subject to any requirements or extensions imposed by HUD and the Assumption Lenders in connection with the satisfaction of the Assumptions Contingency.

8.02 Obligations of Sellers.

(a) Escrow-Pre Close Date and Deliveries. On such date as Purchaser and Sellers shall mutually agree (the “Escrow Pre-Close Date”), which shall be no later than the first to occur of (x) the date that is sixty (60) days after the DDP Expiration Date and (y) the Closing Date, each Seller will execute (if applicable), acknowledge (if necessary) and deliver originals (or copies, where indicated) of the following documents to the Escrow Agent in respect of any Facility owned by such Seller:

(i) a Special Warranty Deed in form and substance acceptable to the Title Company and reasonably acceptable to Purchaser, providing for the conveyance of each Facility owned by such Seller to Purchaser in fee simple utilizing the legal description for the Land set forth on the Title Commitments approved or deemed approved by Purchaser prior to the Escrow Pre-Close Date, subject only to the Permitted Exceptions and the provisions of Section 3.02 (the “Deed”);

(ii) a Blanket Conveyance, Bill of Sale and Assignment substantially in the form of Exhibit D, whereby such Seller shall convey to Purchaser all of such Seller’s right, title and interest in and to the Personal Property in respect of such Facility, if any, free and clear of all liens and encumbrances except Permitted Exceptions (subject to the provisions of Section 3.02), and such Seller shall assign to Purchaser, and Purchaser shall assume, from and after the Closing Date, all of such Seller’s rights and obligations under the Permits (other than the SNF Licenses), Goodwill and Intellectual Property Rights and Other Rights in respect of such Facility to the extent the same are assignable;

(iii) a certificate of Non-Foreign Status substantially in the form of Exhibit E;

(iv) a title affidavit for the benefit of the Title Company and such additional evidence as may be reasonably required by the Title Company with respect to the authority of the persons executing the documents on behalf of such Seller;

(v) such disclosures, reports and withholding forms as are required by applicable state and local law in connection with the conveyance of real property;

(vi) real estate transfer tax forms and returns for such Facility if required under applicable law;

(vii) certified resolutions of the board of directors (or equivalent body) of such Seller’s ultimate parent and Seller Guarantor evidencing that such Seller has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereby; and

(viii) a duly executed counterpart to the Master Lease by Seller Guarantor, and fully executed copies of all operating subleases entered into thereunder, along with duly executed counterparts to all ancillary documents required to be delivered as of the effective date of the Master Lease, together with all other deliverables which may be required under the Master Lease, including letters of credit and certificates of insurance as are required pursuant to the Master Lease, showing Purchaser as an additional insured and loss payee, with appropriate provisions for prior notice to Purchaser in the event of cancellation or termination of such policies and any other executed or other documents reasonably required by Purchaser to consummate the transactions contemplated hereby.

(b) Closing Documents. At least one (1) Business Day prior to Closing, each Seller will execute (if applicable), acknowledge (if necessary) and deliver originals (or copies, where indicated) of the following documents to the Escrow Agent in respect of any Facility owned by such Seller:

(i) a certificate that all of such Seller’s representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date substantially in the form of Exhibit F and an updated Rent Roll dated as of the Closing Date and certified to be true, correct and complete in all material respects;

(ii) a settlement statement showing all of the payments, adjustments and prorations provided for in Section 8.04 and otherwise agreed upon by such Seller and Purchaser;

(iii) evidence of the termination as of Closing of each Operator Lease;

(iv) any additional documents that the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transactions contemplated by this Agreement; and

(v) such other documents as may be reasonably required by the Assumption Lenders to complete the Assumptions and the estoppel certified by each Assumption Lender.

(c) Property Information Documents. At the Closing, each Seller will deliver to Purchaser, or provide Purchaser access to, copies or originals of all Admission Agreements, Service Contracts, Warranties and Permits, books and records of account, contracts, copies of correspondence with Patients and suppliers, receipts for deposit, unpaid bills, “as-built” plans and specifications and all other available papers and documents in respect of any Facility owned or operated by it that are in such Seller’s possession or control; provided, however, that any of the Property Information located at a Facility shall remain at such Facility.

(d) Possession. At the Closing, each Seller will deliver possession of any Facility owned or operated by it and all (including at least one (1) complete set of) keys for use at such Facility in the possession or subject to the control of such Seller, including master keys as well as combinations, card keys and cards for the security systems, if any.

(e) Costs. At the Closing, each Seller will pay all costs allocated to such Seller pursuant to Section 8.04.

8.03 Obligations of Purchaser.

(a) Escrow-Pre Close Date and Deliveries. On the Escrow Pre-Close Date, Purchaser will execute (if applicable), acknowledge (if necessary) and deliver originals (or copies, where indicated) of the following documents to the Escrow Agent in respect of each Property purchased by it:

(i) a Blanket Conveyance, Bill of Sale and Assignment substantially in the form of Exhibit D;

(ii) an AS-IS Certificate substantially in the form of Exhibit C;

(iii) real estate transfer tax forms and returns for such Property if required under applicable law;

(iv) such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser or on behalf of Purchaser; and

(v) a duly executed counterpart to the Master Lease, along with duly executed counterparts to all ancillary documents required to be delivered as of the effective date of the Master Lease.

(b) Closing Documents. At the Closing, Purchaser shall execute (if applicable), acknowledge (if necessary) and deliver originals of the following documents to the Escrow Agent in respect of each Property purchased by it:

(i) a certificate that all of Purchaser’s representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date substantially in the form of Exhibit G;

(ii) a settlement statement showing all of the payments, adjustments and prorations provided for in Section 8.04 and otherwise agreed upon by each Seller and Purchaser; and

(iii) such other documents as may be reasonably required by the Assumption Lenders to complete the Assumptions.

(c) Payment of Consideration and Costs. At the Closing, Purchaser will pay to each Seller the Purchase Price for each Facility that Purchaser is acquiring in accordance with Article 2, as adjusted in accordance with the provisions of this Agreement, and will pay all costs allocated to Purchaser pursuant to Section 8.04.

8.04 Costs and Adjustments at Closing.

(a) Expenses.

(i) Purchaser shall pay at the Closing, or, as applicable, reimburse Sellers for, all assumption fees charged by the Assumption Lenders.

(ii) With respect to the purchase of the Facility located in Alabama, Purchaser shall pay all recording fees and transfer taxes; provided however that Purchaser shall withhold and submit to taxing authorities four percent (4%) of the Purchase Price allocated to the Alabama Facility if, and to the extent, required by Section 40-18-86, Code of Alabama 1975 (taking into account any available exceptions and reductions). Seller that owns such Facility shall pay for the survey and title insurance premium related to such Facility.

(iii) With respect to the purchase of any Facility located in Georgia, Purchaser shall pay per page recording costs and such Seller that owns such Facility shall pay any applicable transfer tax and shall pay for the survey and title insurance premium related to such Facility. Purchaser shall pay any intangible tax due in connection with the Assumption Loans related to such Facility.

(iv) With respect to the purchase of any Facility located in Louisiana, Purchaser shall pay all recording costs and title insurance premiums related to such Facility and Seller that owns such Facility shall pay for the survey related to such Facility.

(v) With respect to the purchase of any Facility located in Tennessee, Purchaser shall pay all recording costs and transfer taxes and such Seller that owns such Facility shall pay for the survey and title insurance premium related to such Facility.

(vi) Sellers, on the one hand, and Purchaser, on the other, shall each pay their respective attorneys’ fees. Except as specifically set forth in this Agreement, all other costs and expenses of the transactions contemplated hereby shall be borne by the party incurring the same or as is the custom for the state in which the particular Facility is located. The costs described in this Section 8.04(a) shall be referred to herein as the “Closing Costs.” The provisions of this Section 8.04(a) shall survive the termination of this Agreement.

(vii) Notwithstanding any language to the contrary set forth in this Section 8.04(a), Purchaser shall not be obligated to pay any recordation taxes on any memoranda of the Master Lease or any sublease to an Operator Seller, any rental or lease taxes or nursing home privilege taxes, all of which shall be the responsibility of the tenant under the Master Lease or the applicable Operator Seller.

(b) Rent and Impounds. Seller Guarantor and Operator Sellers shall pay at Closing any prorated rent and impounds under the Master Lease for the period from the Closing through the end of the calendar month in which the Closing occurs, plus the rents and impounds payable for the first full month under the Master Lease.

(c) Premises Condition Report; Repairs Escrow. At the Closing, Sellers and Purchaser shall direct the Escrow Agent to withhold from Sellers’ proceeds and retain in escrow for the benefit of Purchaser, pursuant to a mutually-acceptable escrow agreement, one hundred ten percent (110%) of the estimated cost to complete the Required PCR Repairs and any other repairs or replacements required by HUD or the Assumption Lenders that have not been completed to Purchaser’s reasonable satisfaction prior to Closing, less the amount of any escrowed funds or other deposits then held by the Assumption Lenders for purposes of such repairs or replacements (to the extent such escrows or deposits are transferred to Purchaser at Closing). Sellers, Purchaser and the Escrow Agent shall agree upon the final form of such escrow agreement on or before the Escrow Pre-Close Date, and the actual repairs to be made thereunder and the amount of funds to be withheld shall be determined by the parties on or before the Closing Date.

(d) Prorations Under the terms of the Master Lease, all operating expenses shall continue to be the obligation of Seller Guarantor and all operating income shall continue to inure to Seller’s benefit after the Closing pursuant to approved subleases.

(e) Mortgage Interest, Escrows and Deposits. Any interest due under the Assumption Loans in respect of the month of Closing shall be prorated as of the Closing Date. The amounts of any escrows and deposits held by Assumption Lenders for the benefit of the borrower thereunder or pursuant to the Loan Documents relating to the Assumption Loans shall be credited to the applicable Seller by Purchaser and transferred to Purchaser at Closing to the extent such lender continues to retain such amount after Closing for the benefit of Purchaser. To the extent any Seller owes any other amounts under the Assumption Loans other than principal and the prorated interest, such amounts shall be paid to Assumption Lenders at Closing and shall be debited from the applicable Seller’s proceeds.

(f) Post-Closing Reconciliation. All adjustments for items to be prorated pursuant to this Section 8.04 shall be completed within sixty (60) days after the Closing Date, except for (i) those items for which Purchaser was given a credit against the Purchase Price at Closing and (ii) those items that are not reasonably capable of determination within such 60-day period, and the parties agree to adjust such items in clause (ii) as and when ascertainable and to make the appropriate payment forthwith and without interest thereon.

(g) Survival. The provisions of this Section 8.04 shall survive Closing.

8.05 Escrow Close. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow established with the Escrow Agent on the Escrow Pre-Close Date; provided, however, that no Seller or Purchaser shall have any obligation to provide to the Escrow Agent the sums to be delivered and paid at the Closing prior to the Closing Date. The Escrow Agent shall not deliver or record any documents or disburse any funds until the Escrow Agent receives written confirmation (which may include e-mail) from authorized representatives of the applicable Seller and Purchaser that all conditions to Closing have been satisfied or waived, including the Escrow Agent’s unconditional and irrevocable willingness and ability to comply with the terms of each party’s escrow instruction letter to the Escrow Agent.

8.06 Reporting Person. If requested in writing by any party, the Escrow Agent shall confirm its status as the “reporting person” in a writing that complies with the requirements of Section 6045(e) of the Code and the regulations promulgated thereunder.

ARTICLE 9
RISK OF LOSS; DAMAGE; CONDEMNATION

9.01 Risk of Loss. Risk of loss for damage to a Facility, or any part thereof, by fire or other casualty from the Effective Date until Closing will be on each respective Seller. Upon Closing, full risk of loss with respect to such Facility will pass to Purchaser.

9.02 Notice of Casualty or Taking. Each Seller shall promptly deliver to Purchaser written notice of any casualty or taking involving any Facility owned by such Seller to the extent the same are received by such Seller.

9.03 Damage.

(a) Loss or Damage. In the event of loss or damage to a Facility or any portion thereof which is not “major” (as defined in Section 9.03(c)), this Agreement shall remain in full force and effect, and the repairs shall be completed in accordance with Section 9.03(b). In the event of a major loss or damage, Purchaser may terminate this Agreement with respect to all (but not less than all) of the Facilities by written notice to Sellers, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination, and the Deposit shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within ten (10) Business Days after receipt of written notice from a Seller of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing and the repairs shall be completed in accordance with Section 9.03(b), provided that insurance proceeds are available to Purchaser to cover the costs of repairing the damaged Facility to the extent such repairs are not completed.

(b) Proceeds; Repairs. If this Agreement may not be, or is not, terminated in accordance with Section 9.03(a) and if, prior to Closing, a Seller is unable to perform all repairs necessary to bring a Facility owned or operated by it to its condition immediately prior to such loss or damage, such Seller shall assign to Purchaser all of such Seller’s right, title and interest to any claims and proceeds such Seller may have with respect to any casualty insurance policies (including any rent loss insurance applicable to any period on and after the Closing Date) or condemnation awards relating to such Facility, except to the extent needed to reimburse such Seller for reasonable sums it expended prior to Closing for the restoration or repair of such Facility or in collecting such insurance proceeds or condemnation awards, and Purchaser shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. In the event of damage that is not major as set forth in Section 9.03(a), such Seller shall, at its cost, repair the damage before Closing in a manner reasonably satisfactory to Purchaser or, if repairs cannot be completed before Closing, credit Purchaser at Closing for the reasonable cost to complete the repair. The terms of this Section 9.03(b) shall be subject to the rights of any mortgagee or lender under any mortgage, deed of trust or similar document encumbering a Facility, unless any such mortgagee or lender acknowledges in a signed document satisfactory to such Seller that owns such Facility and Purchaser that such mortgagee or lender will not take possession of or otherwise require any such proceeds or awards to be used in a particular manner. If any such mortgagee or lender refuses to provide any such signed document, or requires that any casualty or condemnation proceeds or awards be used pursuant to the terms of any mortgage, deed of trust or similar document (including use for restoration of the Property), then such Seller shall notify Purchaser thereof (“Seller’s Notice”) and such Seller shall have the right to terminate this Agreement as to such Facility upon written notice to Purchaser no later than five (5) days following such Seller’s Notice or the Closing Date, whichever first occurs, whereupon neither party shall have any further rights or obligations hereunder as to such Facility (other than any obligations of either party that expressly survive termination), and the portion of the Deposit applicable to the terminated Facility shall be reallocated among the remaining Facilities (unless all other Facilities have closed). Notwithstanding the foregoing, Sellers may not terminate this Agreement under this Section 9.03(b) with respect to more than two (2) such Facilities, without having to terminate this Agreement with respect to all of the Facilities. If this Agreement is not terminated as provided in the immediately preceding sentence, then such Seller shall credit Purchaser at Closing with an amount equal to the amount of any proceeds or awards applied by any such mortgagee or lender to the indebtedness secured by any mortgage, deed of trust or similar document encumbering such Facility.

(c) “Major” Loss or Damage. For purposes of this Section 9.03, “major” loss or damage to a Facility refers to the following: (i) loss or damage to such Facility or any portion thereof (A) such that the cost of repairing or restoring such Facility to a condition substantially similar to that of such Facility prior to the event of damage would be, in the written opinion of the insurance adjuster for Seller that owns such Facility, equal to or greater than twenty-five percent (25%) of the Purchase Price allocated to such Facility, (B) which, in Purchaser’s reasonable estimation, will take longer than one hundred eighty (180) days to repair or (C) which materially adversely affects access to or from such Facility; and (ii) any condemnation proceeding contemplated, threatened or instituted by any body having the power of eminent domain with respect to any improvements on such Facility (or any portion thereof).

ARTICLE 10
REMEDIES

10.01 Seller Default.

(a) Continuing Default; Remedy. If, prior to Closing, a Seller materially breaches or fails to perform any of its covenants herein in any material respect, and such breach or failure shall continue for a period of fifteen (15) Business Days after written notice thereof from Purchaser specifying to which Facility the default applies and the specific nature of the default, then Purchaser’s sole and exclusive remedy at law or in equity shall be either (i) to file an action to obtain specific performance of such Seller’s obligation to perform in accordance with this Agreement or (ii) declare this Agreement terminated as to all (but not less than all) of the Facilities and receive, as fixed, agreed and liquidated damages and not as a penalty, a return of the Deposit plus payment of Purchaser’s reasonable and actual out-of-pocket costs, including legal costs, incurred in connection with the transactions contemplated hereby. Upon such return of the Deposit, all rights and obligations of Purchaser and Sellers under this Agreement shall expire, except for such provisions as expressly survive the expiration or the termination hereof or as otherwise expressly provided herein.

(b) Individual Seller. Notwithstanding anything to the contrary contained in this Agreement, Purchaser agrees that the liability of any Seller under this Agreement beyond the obligation to refund the Deposit shall be individual to such Seller and shall not be joint and several with any one or more other Sellers hereunder, except with respect to each Owner Seller and Operator Seller for a particular Facility, and except with respect to Seller Guarantor.

10.02 Purchaser Default. The parties acknowledge and agree that if Purchaser materially breaches any of its representations or warranties or fails to perform any of its covenants in any material respect and as a result thereof fails to close as required by this Agreement, it would be extremely difficult to ascertain the extent of the actual detriment each Seller would suffer as a result of such breach or failure. Consequently, if Purchaser materially breaches any of its representations or warranties, fails to perform any of its covenants in any material respect or otherwise materially defaults in its obligations hereunder and as a result thereof fails to close as required by this Agreement, and such breach or failure shall continue for a period of fifteen (15) Business Days after written notice thereof from Seller specifying to which Facility the default applies and the specific nature of the default (other than a failure to deliver the Purchase Price upon satisfaction of Purchaser’s Conditions Precedent for which no cure period shall be given), then Seller’s sole and exclusive remedy at law or in equity shall be either to (i) terminate this Agreement in its entirety and retain the Deposit as fixed, agreed and liquidated damages and not as a penalty, if Purchaser’s default is not limited to a specific Facility or specific Facilities or (ii) terminate this Agreement only as to the specific Facility as to which Purchaser is in default, by giving written notice thereof to Purchaser prior to the Closing, in which event an amount equal to the amount of Deposit allocable to the Facility which is the subject of such default of Purchaser shall be paid to Sellers as fixed, agreed and liquidated damages and not as a penalty, and after the payment of such portion of the Deposit to Sellers, neither Sellers nor Purchaser will have any further rights or obligations under this Agreement with respect to such Facility, except for any obligations that expressly survive termination. Sellers hereby waive any right to action for specific performance of Purchaser’s obligations under this Agreement.

ARTICLE 11
ADDITIONAL AGREEMENTS

11.01 Indemnification.

(a) Obligations. Subject to Article 10 and Section 11.01(b), each Owner Seller and Operator Seller, party of the first part, hereby jointly and severally agrees, and Purchaser, party of the second part, hereby agrees, to indemnify and hold free and harmless the other party (including such other party’s officers, directors, employees, advisors, accountants, attorneys, partners, shareholders and any other person having a direct or indirect ownership interest in such other party) from and against any actual, out-of-pocket losses, damages, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) resulting from any material inaccuracy or material breach of any representation or warranty of the indemnifying party or any material breach or default by such indemnifying party under any of such indemnifying party’s covenants or agreements contained in this Agreement. Each Owner Seller and Operator Seller shall also indemnify and hold free and harmless Purchaser (including Purchaser’s officers, directors, employees, advisors, accountants, attorneys, partners, shareholders and any other person having a direct or indirect ownership interest in such other party) from and against any Damages resulting from the ownership, maintenance or operation of the Property arising from circumstances or events that occurred prior to the Closing (except as a result of any breach by Purchaser of this Agreement).

(b) Limitations.

(i) The indemnification obligations set forth in Section 11.01(a) shall survive for a period of one (1) year following the Closing. A party shall have the right to bring an action thereunder only if such party has commenced an action against the indemnifying party within thirty (30) days after such one (1) year period.

(ii) Notwithstanding anything in this Agreement to the contrary, no Seller shall have any obligations under this Section 11.01 until the aggregate amount of Damages incurred by Purchaser exceeds $1,000,000 (the “Deductible Amount”), after which Purchaser shall be entitled to indemnification under this Section 11.01 for the amount of all such Damages in excess of the Deductible Amount; provided, however, that the aggregate liability of Sellers to Purchaser for Damages under this Section 11.01 shall not exceed $5,000,000.

11.02 Brokers.

(a) Commissions and Fees. Each Seller represents and warrants to Purchaser that it has not contacted or entered into any agreement with any investment banker, real estate broker, agent, finder or any party in connection with the transactions contemplated hereby other than Houlihan Lokey Capital, Inc. (“HL”) and that such Seller has not taken any action that would result in any fees or commissions being due and payable to any party other than HL with respect to the transactions contemplated hereby. Sellers will be solely responsible for the payment of HL’s fees in accordance with the provisions of separate agreements, and Purchaser shall have no obligation or liability relative thereto. Purchaser hereby represents and warrants to each Seller that Purchaser has not contracted or entered into any agreement with any investment banker, real estate broker, agent or finder in connection with the transactions contemplated hereby and that Purchaser has not taken any action that would result in any fees or commissions being due or payable to any such party with respect to the transactions contemplated hereby other than HL.

(b) Indemnity. Sellers, on the one hand, and Purchaser, on the other, hereby indemnifies and agrees to hold the other party harmless from any actual, out-of-pocket loss, liability, damage, cost or expense (including reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party in Section 11.02(a). Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 11.02(b) shall survive Closing for a period of eighteen (18) months.

ARTICLE 12
NOTICES

12.01 Written Notice. All notices, demands and requests that may be given or that are required to be given by any Seller to Purchaser or by Purchaser to any Seller under this Agreement must be in writing given to the applicable party’s address set forth in Section 12.03.

12.02 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent by (i) personal delivery, (ii) a nationally recognized overnight courier service, (iii) facsimile with written telephonic confirmation, with a copy to follow by overnight courier service, or (iv) certified mail, return receipt requested. Any such notice, request, demand, tender or other communication shall be deemed to have been duly given as follows: (a) if served in person, when served; (b) if sent by facsimile (provided that such facsimile transmission is confirmed by telephone or a statement generated by the transmitting machine) upon completion of transmission, or if transmission is completed after 5:00 p.m. Eastern Time or on a day other than a Business Day, on the next succeeding Business Day, provided that a duplicate copy of any such facsimile is also delivered on the next succeeding Business Day in accordance with clauses (i), (ii) or (iv) above; (c) if by overnight courier, on the first Business Day after delivery to the courier; or (d) if by certified mail, return receipt requested, upon receipt. Rejection or other refusal to accept, or inability to deliver because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of such notice, request, demand, tender or other communication.

12.03 Addresses. The addresses for proper notice under this Agreement are as follows:

If to any Seller or Seller Guarantor, to:

[Name]

c/o Wellington Healthcare Services, L.P.

20 Mansell Court East

Suite 200

Roswell, Georgia 30076

Attention: Mr. Philip M. Rees

Telephone: (770) 992-0441

Fax: (770) 992-8445

with a copy (which shall not constitute notice to any Seller or Seller Guarantor) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street NE

Atlanta, Georgia 30303

Attention: Steven E. Fox, Esq.

Telephone: (404) 522-4700

Fax: (404) 525-2224

and to:

RIDC WCP Healthcare LP

c/o WCP Investment Manager, LLC

40 Danbury Road

Wilton, Connecticut 06897

Attention: Marc Porosoff, Esq.

Telephone: (203) 429-8602

Fax: (203) 454-4202

If to Purchaser, to:

G&E HC REIT II Southeast SNF Portfolio, LLC

c/o Grubb & Ellis Healthcare REIT II, Inc.

1551 North Tustin Avenue, Suite 300

Santa Ana, California 92705

Attention: Danny Prosky, President and COO

Telephone:  (714) 667-8252

Facsimile: (714) 975-2199

with a copy (which shall not constitute notice to Purchaser) to:

Waller Lansden Dortch & Davis LLP
11 Union Street, Suite 2700

Nashville, Tennessee 37219

Attn: Barrett B. Sutton, Jr., Esq.
Telephone: (615) 850-8717

Fax: (615) 244-6804

If to the Escrow Agent or Title Company, to:

Fidelity National Title Insurance Company

990 Hammond Drive, Suite 550

Atlanta, Georgia 30328

Attention: Ms. Cheryl Clark

Telephone: (678) 631- 3580

Fax: (678) 631-3599

Any party may from time to time by written notice to the other parties hereto given in accordance with the foregoing designate a different address for notices to such party.

ARTICLE 13
ESCROW AGENT

13.01 Investment and Use of Funds. The Escrow Agent shall invest the Deposit in a segregated, interest-bearing, institutional money market account at Wachovia Bank for the benefit of Purchaser, shall not commingle the Deposit with any funds of the Escrow Agent or others and shall promptly provide Purchaser and Seller with confirmation of the investments made. All interest earned on the Deposit shall become a part of the Deposit and be disbursed with it. If the Closing under this Agreement occurs, then the Escrow Agent shall deliver or credit the Deposit (or portion thereof) as provided herein. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement. Notwithstanding the foregoing, the Escrow Agent shall not be obligated to invest the Deposit until the Escrow Agent has received an IRS Form W-9 which provides the tax identification number of the entity to which the benefit of the interest flows. Sellers and Purchaser acknowledge and agree that the Deposit shall only be insured by the FDIC up to $250,000.

13.02 Termination. Upon a termination of this Agreement in accordance with its terms, either Seller Guarantor, on behalf of Sellers, or Purchaser (in either case, the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the grounds for such termination. Such notice shall also constitute a request for the release of the Deposit to the Terminating Party, if applicable. If this Agreement is terminated in accordance with its terms as a result of (i) a timely delivered notice of termination by Purchaser under Section 3.02 (Title Objections), (ii) a timely delivered DDP Termination Notice by Purchaser, or (iii) a timely delivered notice of termination by Purchaser under Section 7.03 (Failure of a Condition) with respect to the failure of the Assumption Contingency, then the Escrow Agent shall release the Deposit to Purchaser within two (2) Business Days of Purchaser’s request and Seller shall have no right to object to the same. If this Agreement is terminated in accordance with its terms for any other reason, including Section 3.03 (Failure to Cure a Title Objection), Section 5.02(a) (Subsequent Knowledge), Section 7.03 (Failure of a Condition) other than with respect to a failure of the Assumption Contingency, and Article 10 (Remedies), the Non-Terminating Party shall have five (5) Business Days after the Non-Terminating Party’s receipt of notice of termination provided in accordance with the provisions of Article 12 in which to object in writing to the release of the Deposit to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Deposit until it receives written instructions executed by Seller Guarantor, on behalf of Sellers, and Purchaser as to the disposition and disbursement of the Deposit, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Deposit to a particular party, in which event the Deposit shall be delivered in accordance with such notice, instruction, order, decree or judgment. If the Non-Terminating Party does not provide such an objection, then the Escrow Agent shall deliver the Deposit in accordance with the Terminating Party’s notice, if applicable, provided that the Terminating Party shall include with its notice to the Escrow Agent or promptly upon request by Escrow Agent evidence of delivery of its notice of termination in accordance with the provisions of Article 12. In no event shall the Escrow Agent ever be obligated to confirm actual delivery of notice to the Non-Terminating Party.

13.03 Interpleader. Except as provided in Section 13.02, Sellers and Purchaser agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Escrow Agent directing the disposition of such Deposit, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Escrow Agent may recover all of its actual, out-of-pocket costs, including reasonable attorneys’ fees. Sellers or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

13.04 Liability of the Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties and that the Escrow Agent shall not be liable to any of the parties for any action or omission on its part taken or made in good faith and not in disregard of this Agreement, but shall be liable for its negligent acts. Sellers and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all actual, out-of-pocket costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of its duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on its part. Additionally, the Escrow Agent shall not be liable to any of the parties hereto if the Escrow Agent retains the Deposit because the Escrow Agent is uncertain as to the proper party to whom the Deposit should be delivered, provided the Escrow Agent acts reasonably and in good faith.

ARTICLE 14
MISCELLANEOUS

14.01 Entire Agreement. This Agreement embodies the entire agreement among the parties and supersedes all prior agreements and undertakings (other than the Nondisclosure Agreement).

14.02 Assignment. This Agreement shall not be assigned by Purchaser without the prior consent of Seller Guarantor, on behalf of Sellers, which consent may be withheld in Seller Guarantor’s sole discretion. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement, in part or in whole and as to any Facility, to an affiliate of Purchaser; provided, however, that in the event of any such assignment, Purchaser shall not be released from any obligations of Purchaser hereunder.

14.03 Modifications. This Agreement may not be modified except by the written agreement of the parties.

14.04 Interpretation; Usage.

(a) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) The word “or” as used in this Agreement shall not be exclusive.

(c) The word “will” as used in this Agreement has the same meaning as “shall” and thus means an obligation and an imperative and not a futurity.

(d) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(e) As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by any Seller to Purchaser (other than the Master Lease or any ancillary document or instrument delivered in connection with the Master Lease), the phrase “to Seller’s Knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of James J. Andrews, Philip M. Rees, Scott W. Parker and the Facility Management, including any person who replaces any such individuals (the “Seller Knowledge Representatives”), without any obligation on their part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence or the like. Under no circumstances shall the Seller Knowledge Representatives have any individual liability for any representations or warranties made by or on behalf of any Seller.

(f) As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by any Purchaser to Seller (other than the Master Lease or any ancillary document or instrument delivered in connection with the Master Lease), the phrase “to Purchaser’s Knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Stefan Oh, Paul Baker and Danny Prosky, including any person who replaces any such individuals (the “Purchaser Knowledge Representatives”), without any obligation on their part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence or the like. Under no circumstances shall the Purchaser Knowledge Representatives have any individual liability for any representations or warranties made by or on behalf of any Purchaser.

(g) As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

(h) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(i) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(j) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

14.05 Captions. The captions used in connection with the articles, sections and subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

14.06 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns permitted hereunder.

14.07 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and without reference to any Georgia conflict of laws rule that would result in the application of the laws of a state other than Georgia.

14.08 Attachments. If the provisions of any schedule, exhibit or rider to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such schedule, exhibit or rider shall prevail. The schedules and exhibits attached hereto are hereby incorporated as integral parts of this Agreement.

14.09 Time of Essence; Survival of Claims. Time is important to both Sellers and Purchaser in the performance of this Agreement, and all parties have agreed that time is of the essence with respect to the obligations of the parties hereunder and to any date set out in this Agreement, except as otherwise expressly provided herein. With respect to the survival period for any representations, warranties, covenants, indemnities or other agreements set forth herein, if the party seeking to enforce its rights files a claim against the other party within the period of survival for such provision, the provision that is the subject of the claim shall survive for as long as reasonably necessary for the parties to obtain a final, non-appealable judgment with respect thereto.

14.10 Business Day. “Business Day” means a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law or executive order to close. If the final date of any period set out in any provision of this Agreement falls on a day that is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

14.11 Attorneys’ Fees and Costs. If a party is required to resort to litigation to enforce its rights under this Agreement, then the prevailing party in such litigation will be entitled to collect from the other party all reasonable costs, expenses and attorneys’ fees actually incurred in connection with such action, without regard to statutory presumption, subject to any applicable limitations otherwise set forth in this Agreement.

14.12 Counterparts. This Agreement may be executed in multiple counterparts which shall together constitute a single document; however, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. A facsimile or other electronic transmission of an original signature shall be binding hereunder.

14.13 Publicity. Sellers and Purchaser each hereby covenant that after Closing any press release or public statement (a “Release”) with respect to the Closing issued by Sellers or Purchaser shall be subject to the prior review and approval of Sellers and Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed). If either Sellers or Purchaser is required by law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.

14.14 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF ANY SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF ANY PROPERTY OR ANY CLAIMS OF INJURY OR DAMAGE.

14.15 Bulk Sales Laws. Purchaser hereby waives compliance by Sellers with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state.

14.16 Obligation to Close on All Facilities. Except as expressly set forth in this Agreement and subject to the terms and conditions of this Agreement, Purchaser’s obligation to purchase the Facilities is not severable, and Purchaser must purchase all of the Facilities.

14.17 Seller Guarantor. Seller Guarantor joins in this Agreement for the purpose of guaranteeing compliance by Sellers with all obligations of Sellers contained in (i) this Agreement and (ii) the documents to be signed by Sellers on or prior to Closing in connection with the transactions contemplated hereby (collectively, the “Seller Obligations”). In furtherance thereof, Seller Guarantor hereby unconditionally and irrevocably guarantees to Purchaser the full and timely payment and performance of the Seller Obligations (the “Guaranty”). The Guaranty is legal, valid and binding upon and against Seller Guarantor, enforceable in accordance with its respective terms. The obligations of Seller Guarantor under the Guaranty are continuing, absolute and unconditional and shall remain in full force and effect until the Seller Obligations shall have been paid and performed in full. The obligations of Seller Guarantor hereunder shall not be affected, modified, changed, amended, limited, impaired, released or discharged, in whole or in part, by reason of: (a) the entry of an order for relief pursuant to the United States Bankruptcy Code by or against any Seller or Seller Guarantor; (b) the modification, change, amendment, limitation, impairment or release of the liability of a Seller or its estate in bankruptcy or of any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the U.S. Bankruptcy Code, or from the decision of any federal, state or local court; (c) the proposal or confirmation of a plan of reorganization concerning a Seller or Seller Guarantor or by any rejection of this Agreement pursuant to any such proceeding; or (d) the assignment of a Seller’s obligations pursuant to this Agreement or an order of court or by operation of law. The Guaranty constitutes a guarantee of payment and performance and not of collection. Accordingly, Purchaser may enforce the Guaranty against Seller Guarantor without first making demand or instituting collection or enforcement proceedings against any Seller. Seller Guarantor’s liability for the Seller Obligations is hereby declared to be primary, and not secondary, and the liability of Seller Guarantor under this Agreement shall in no way be limited or impaired by, and Seller Guarantor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of this Agreement or the documents to be signed at Closing.

14.18 Cooperation with Audit. Sellers acknowledge that, subject to Section 14.02, Purchaser may assign all of its right, title and interest in and to this Agreement. The assignee may be affiliated with a publicly registered company (“Registered Company”) promoted by Purchaser. Sellers acknowledge that they have been advised that if Purchaser is affiliated with a Registered Company, the assignee may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three (3) most recent pre-acquisition fiscal years (the “Audited Years”) and the current fiscal year through the date of acquisition (the “stub period”) for each Property. To assist the assignee in preparing the SEC Filings, Sellers covenant and agree to (and to cause Seller Guarantor to) provide the assignee with the following within five (5) Business Days prior to the DDP Expiration Date and any time thereafter until the first anniversary of the Closing Date: (i) access to bank statements for the Audited Years and stub periods; (ii) rent roll as of the end of the Audited Years and stub periods; (iii) operating statements for the Audited Years and stub periods; (iv) access to the general ledger for the Audited Years and stub periods; (v) cash receipts schedule for each month in the Audited Years and stub periods; (vi) access to invoices for expenses and capital improvements in the Audited Years and stub periods; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the Audited Years and stub periods and the three months thereafter; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Years and stub periods; (xi) copies of accounts receivable aging as of the end of the Audited Years and stub periods along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Years and stub periods; (xii) signed representation letter in the form attached hereto as Exhibit I (“Representation Letter”); (xiii) all organizational documents of Seller; (xiv) confirmation of all cash receivables and payables for the Audit Years and the stub periods; (xv) all information related to financial statement footnotes; and (xvi) to the extent necessary, the information set forth in the letter set forth in the form attached hereto as Exhibit J (“Audit Letter”). Seller also agrees to deliver to Purchaser a signed Representation Letter and the foregoing requested information within five (5) Business Days prior to Closing, and such delivery shall be a condition to Closing. Sellers acknowledge receipt of a sample audit request deliverables checklist provided by Purchaser for Sellers’ review. Purchaser understands that not all of the items listed thereon may be applicable to Sellers, Seller Guarantor and the Facilities, but Sellers agree to use commercially reasonable efforts to deliver or otherwise make available at the Facilities the items listed thereon to the extent applicable and requested by Purchaser’s auditor. Notwithstanding any language to the contrary set forth herein, Purchaser agrees to engage Purchaser’s auditor at its sole cost and expense and to reimburse Sellers for the fees and expenses actually charged by Sellers’ auditor in assisting Purchaser’s auditor with the foregoing audit and SEC Filings (not to include the cost of Sellers’ audited consolidated financial statements or other fees or expenses which Sellers would have incurred regardless of the foregoing audit and SEC filing requirements). The provisions of this Section 14.18 shall survive Closing.

14.19 Purchaser’s Disclosures. Seller acknowledges that Purchaser is the subsidiary of a Real Estate Investment Trust (“REIT”) and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Purchaser may publicly file, disclose, report or publish any and all information related to this Agreement that may be reasonably interpreted as being required by federal law or regulation.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed and delivered as of the date first written above.

SELLERS:

FALLIGANT AVENUE ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

LTC CONSULTING, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

IVAN ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

CONGRESS STREET PARTNERS, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

MCGEE ROAD ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

ENGLAND ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

POWDER SPRINGS ROAD ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

PHARR COURT ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

RED RIVER ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

IRVING PLACE ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

SAN ALEJANDRO ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

HAMILTON MILL ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

SAN CARLOS ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

FACILITY INVESTMENTS, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

TENNESSEE PROPERTY ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

SOUTH PARKWAY ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

WEST POINT ROAD ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

WELLINGTON HEALTHCARE PROPERTIES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

WEST STREET ASSOCIATES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

RIVERSIDE HEALTHCARE, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

SELLER GUARANTOR:

WELLINGTON HEALTHCARE SERVICES, L.P.

By: /s/ James J. Andrews
James J. Andrews, President

PURCHASER:

G&E HC REIT II SOUTHEASTERN SNF PORTFOLIO, LLC

By: /s/ Danny Prosky
Name: Danny Prosky
Title: Authorized Signatory

EXHIBIT A
SELLERS, MASTER TENANT AND FACILITIES

FACILITY NAME	OWNER SELLER	MASTER TENANT	OPERATOR SELLER
Rockdale Healthcare Center (GA)	Falligant Avenue Associates, L.P.	N/A	LTC Consulting, L.P.

Sea Breeze Health Care Center (AL)	Ivan Associates, L.P.	Warsaw Road, L.P.	Congress Street Partners, L.P.

New London Health Center (GA)	McGee Road Associates, L.P.	N/A	England Associates, L.P.

Nurse Care of Buckhead (GA)	Powder Springs Road Associates, L.P.	N/A	Pharr Court Associates, L.P.

Nurse Care of Shreveport (LA)	Red River Associates, L.P.	Warsaw Road, L.P.	Irving Place Associates, L.P.

Bell Minor Home (GA)	San Alejandro Associates, L.P.	Warsaw Road, L.P.	Hamilton Mill Associates, L.P.

Westminster Commons (GA)	San Carlos Associates, L.P.	Warsaw Road, L.P.	Facility Investments, L.P.

Parkway Health and Rehabilitation Center (TN)	Tennessee Property Associates, L.P.	Warsaw Road, L.P.	South Parkway Associates, L.P.

Millington Healthcare Center (TN)	West Point Road Associates, L.P.	Warsaw Road, L.P.	Wellington Healthcare Properties, L.P.

Riverside Health Care Center (GA)	West Street Associates, L.P.	Warsaw Road, L.P.	Riverside Healthcare, L.P.